UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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DaVita Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS June 15, 2009

TO OUR STOCKHOLDERS:

We will hold our 2009 annual meeting of the stockholders of DaVita Inc., a Delaware corporation, on Monday, June 15, 2009 at 4:00 p.m., Pacific Standard Time, at the Hyatt Regency San Francisco Airport, 1333 Bayshore Highway, Burlingame, California 94010, for the following purposes, which are further described in the accompanying Proxy Statement:

(1)	To vote upon the election of the nine directors identified in the attached Proxy Statement to our Board of Directors to serve for a term of one year or until their successors are duly elected and qualified;

(2)	To amend and restate the DaVita Inc. Executive Incentive Plan;

(3)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2009; and

(4)	To transact such other business as may properly come before the annual meeting or any adjournment thereof.

Our Board of Directors has fixed the close of business on April 20, 2009 as the record date for the determination of stockholders entitled to vote at the annual meeting or any meetings held upon adjournment of the annual meeting. Only holders of record of our common stock at the close of business on that day will be entitled to vote.

In accordance with rules and regulations adopted by the Securities and Exchange Commission, we are now providing access to our proxy materials over the Internet. Accordingly, we will mail, on or about May 4, 2009, a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners at the close of business on April 20, 2009. On the date of mailing of the Notice of Internet Availability of Proxy Materials, all stockholders of record and beneficial owners will have the ability to access the proxy materials on a website referred to and at the URL address included in the Notice of Internet Availability of Proxy Materials. These proxy materials will be available free of charge.

The Notice of Internet Availability of Proxy Materials will also identify the date, time and location of the annual meeting; the matters to be acted upon at the annual meeting and the Board of Directors’ recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a website where stockholders can request a paper or e-mail copy of the Proxy Statement, our Annual Report to Stockholders and a form of proxy relating to the annual meeting; information on how to access the form of proxy; and information on how to obtain directions to attend the annual meeting and vote in person.

We invite you to attend the annual meeting and vote in person. If you cannot attend, to ensure that you are represented at the annual meeting, please vote, at your earliest convenience, by telephone or Internet, or request a proxy card to complete, sign and date and return by mail. If you attend the annual meeting, you may vote in person, even if you previously used the telephone or Internet voting systems, or mailed your completed proxy card.

Please note that all votes cast via telephone or the Internet must be cast prior to 11:59 p.m., Eastern Time, on Sunday, June 14, 2009.

By order of the Board of Directors,

Jeffrey L. Miller
Vice President, Deputy General Counsel and
Secretary

El Segundo, California

April 30, 2009

PROXY STATEMENT

GENERAL INFORMATION

We are sending you this Proxy Statement in connection with the solicitation of proxies by our Board of Directors, for use at our 2009 annual meeting of stockholders, which we will hold on Monday, June 15, 2009 at 4:00 p.m., Pacific Standard Time, at the Hyatt Regency San Francisco Airport, 1333 Bayshore Highway, Burlingame, California 94010. The proxies will remain valid for use at any meetings held upon adjournment of that meeting. The record date for the annual meeting is the close of business on April 20, 2009. All holders of record of our common stock on the record date are entitled to notice of the annual meeting and to vote at the annual meeting and any meetings held upon adjournment of that meeting. Our principal executive offices are located at 601 Hawaii Street, El Segundo, California 90245, and our telephone number is (800) 310-4872. This Proxy Statement is being initially distributed to stockholders on or about May 4, 2009. To obtain directions to our annual meeting, visit our website, located at http://www.davita.com.

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are now furnishing proxy materials, which include this Proxy Statement and the accompanying Notice of Meeting, Proxy Card, and Annual Report to Stockholders, to our stockholders over the Internet. Because you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials, unless you have previously made a permanent election to receive these materials in paper copy. Instead, the Notice of Internet Availability of Proxy Materials instructs you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

The Notice of Internet Availability of Proxy Materials was first mailed on or about May 4, 2009 to all stockholders of record as of April 20, 2009.

Whether or not you plan to attend the annual meeting in person, please vote by telephone, Internet, or request a Proxy Card to complete, sign, date and return by mail to ensure that your shares will be voted at the annual meeting. You may revoke your proxy at any time prior to its use by filing with our secretary an instrument revoking it or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

Unless you instruct otherwise in the proxy, any proxy that is given and not revoked will be voted at the annual meeting:

•	For each nominee to our Board of Directors identified in this Proxy Statement;

•	For the amendment and restatement of the DaVita Inc. Executive Incentive Plan;

•	For the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2009; and

•	As determined by the proxyholders named in the Proxy Card in their discretion, with regard to all other matters as may properly come before the annual meeting or any adjournment thereof.

Voting Information

Our only voting securities are the outstanding shares of our common stock. At the record date, we had approximately 103,413,226 shares of common stock outstanding. Each stockholder is entitled to one vote per share on each matter that we will consider at this meeting. Stockholders are not entitled to cumulate votes. Brokers holding shares of record for their customers generally are not entitled to vote on some matters unless their customers give them specific voting instructions. If the broker does not receive specific instructions, the broker will note this on the proxy form or otherwise advise us that it lacks voting authority. The votes that the brokers would have cast if their customers had given them specific instructions are commonly called “broker non-votes.” If the stockholders of record present in person or represented by their proxies at the annual meeting hold at least a majority of our shares of common stock outstanding as of the record date, a quorum will exist for the transaction of business at the annual meeting. Stockholders attending the annual meeting in person or represented by proxy at the annual meeting who abstain from voting and broker non-votes are counted as present for quorum purposes.

Votes Required for Proposals

Directors are elected by a majority of votes cast, which means that the number of shares voted “for” each of the nine nominees for election to our Board of Directors must exceed 50% of the number of votes cast with respect to each nominee’s election. Abstentions and broker non-votes will not be counted as votes cast and therefore, will have no effect on the election of directors. In the event that the number of nominees exceeds the number of directors to be elected, which is a situation that we do not anticipate, directors will be elected by a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

Approval of the amendment and restatement of the DaVita Inc. Executive Incentive Plan and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2009 each requires the affirmative vote of a majority of the shares of common stock present at the annual meeting, in person or by proxy and entitled to vote thereon. Abstentions are considered present and entitled to vote with respect to these proposals and will, therefore, be treated as votes against these proposals. Broker non-votes with respect to these proposals will not be considered as present and entitled to vote on these proposals, which will therefore reduce the number of affirmative votes needed to approve these proposals.

Proxy Solicitation Costs

We will pay for the cost of preparing, assembling, printing and mailing of the Notice of Internet Availability of Proxy Materials, this Proxy Statement and the accompanying Notice of Meeting, Proxy Card, and Annual Report to Stockholders, to our stockholders, as well as the cost of soliciting proxies relating to the annual meeting. We may request banks and brokers to solicit their customers who beneficially own our common stock listed of record in names of nominees. We will reimburse these banks and brokers for their reasonable out-of-pocket expenses regarding these solicitations. We have also retained Laurel Hill Advisory Group, LLC (“Laurel Hill”) to assist in the distribution and solicitation of proxies and to verify records related to the solicitation at a fee of $8,000 plus reimbursement for all reasonable out-of-pocket expenses incurred during the solicitation. Laurel Hill and our officers, directors and employees may supplement the original solicitation by mail of proxies, by telephone, facsimile, e-mail and personal solicitation. We will pay no additional compensation to our officers, directors and employees for these activities. We agreed to indemnify Laurel Hill against liabilities and expenses arising in connection with the proxy solicitation unless caused by Laurel Hill’s gross negligence, bad faith or intentional misconduct.

Delivery of Proxy Statement and Annual Report

Beneficial owners, but not record holders, of our common stock who share a single address may receive only one copy of the Notice of Internet Availability of Proxy Materials and, as applicable, an Annual Report to Stockholders and Proxy Statement, unless their broker has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial owner at such an address wishes to discontinue householding and receive a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, an Annual Report to Stockholders and Proxy Statement, they should notify their broker. Beneficial owners sharing an address to which a single copy of the Notice of Internet Availability of Proxy Materials and, if applicable, an Annual Report to Stockholders and Proxy Statement was delivered can also request prompt delivery of a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, an Annual Report to Stockholders and Proxy Statement by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872.

Electronic Availability of Proxy Materials for 2009 Annual Meeting

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on June 15, 2009. This Proxy Statement and the Annual Report to Stockholders and Form 10–K for fiscal year 2008 are available electronically at www.proxyvote.com.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the annual meeting, you will elect nine directors to serve until the 2010 annual meeting of stockholders or until their respective successors are elected and qualified. Our bylaws require that each director be elected by the majority of votes cast with respect to such director in uncontested elections. In a contested election, where the number of nominees for director exceeds the number of directors to be elected, directors are elected by a plurality of shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee for director who was in office prior to the election is not elected by a majority of votes cast, the director must promptly tender his or her resignation from the Board of Directors, and the Nominating and Governance Committee of our Board of Directors will make a recommendation to the Board of Directors about whether to accept or reject the resignation, or whether to take other action. The Board of Directors, excluding the director in question, will act on the recommendation of the Nominating and Governance Committee and publicly disclose its decision and its rationale within 90 days from the date the election results are certified. If a nominee for director who was not already serving as a director does not receive a majority of votes cast at the annual meeting, the nominee is not elected to the Board of Directors. All 2009 nominees are currently serving on the Board of Directors.

Eight of the nine nominees for director have been determined to be independent under the listing standards of the New York Stock Exchange (“NYSE”). Please see the section titled “Corporate Governance—Director Independence” below for more information. The Nominating and Governance Committee has recommended, and our Board of Directors has nominated, Charles G. Berg, Willard W. Brittain, Jr., Paul J. Diaz, Peter T. Grauer, John M. Nehra, William L. Roper, M.D., Kent J. Thiry, Roger J. Valine and Richard C. Vaughan for election as directors. Each nominee has consented to being named in this Proxy Statement as a nominee and has agreed to serve as a director if elected.

Unless the proxy indicates otherwise, the persons named as proxies in the accompanying proxy have advised us that at the meeting they intend to vote the shares covered by the proxies for the election of the nominees named above. If one or more of the nominees are unable or not willing to serve, the persons named as proxies may vote for the election of the substitute nominees that our Board of Directors may propose. The accompanying proxy contains a discretionary grant of authority with respect to this matter. The persons named as proxies may not vote for a greater number of persons than the number of nominees named above.

No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. None of the nominees has any family relationship with any other nominee or with any of our executive officers.

The Board of Directors recommends a vote FOR the election of each of the named nominees as directors.

Information Concerning Members of Our Board of Directors Standing for Reelection

Name	Age	Position
Charles G. Berg	51	Director
Willard W. Brittain, Jr.	61	Director
Paul J. Diaz	47	Director
Peter T. Grauer	63	Lead Independent Director
John M. Nehra	60	Director
William L. Roper, M.D.	60	Director
Kent J. Thiry	53	Chairman of the Board and Chief Executive Officer
Roger J. Valine	60	Director
Richard C. Vaughan	59	Director

Charles G. Berg has been one of our directors since March 2007. Mr. Berg has served as executive chairman and as a member of the board of directors of WellCare Health Plans, Inc. (“WellCare”), a provider of managed care services for government-sponsored healthcare programs, since January 2008. Since January 2007, Mr. Berg has been a senior advisor to Welsh, Carson, Anderson & Stowe, a private equity firm. From April 1998 to July 2004, Mr. Berg held various executive positions with Oxford Health Plans, Inc. (“Oxford”) which included chief executive officer from November 2002 to July 2004 when Oxford was acquired by UnitedHealth Group, president and chief operating officer from March 2001 to November 2002 and executive vice president, medical delivery from April 1998 to March 2001. From July 2004 to September 2006, Mr. Berg served as an executive of UnitedHealth Group and was primarily responsible for integrating the Oxford business.

Willard W. Brittain, Jr. has been one of our directors since March 2007. Mr. Brittain has served as chairman and chief executive officer of Preod Corporation, an executive search and business advisory company since March 2003. From September 2000 to October 2002, Mr. Brittain served as chief operating officer of PwC Consulting and from July 1995 to September 2000, Mr. Brittain served as chief operating officer of PricewaterhouseCoopers LLP. Mr. Brittain was with PricewaterhouseCoopers LLP for 28 years before his retirement. Mr. Brittain is also a director of Analysts International Corporation (through June 1, 2009), Convergys Corporation and Perini Corporation.

Paul J. Diaz has been one of our directors since July 2007. Mr. Diaz is the president and chief executive officer of Kindred Healthcare, Inc. (“Kindred”), a provider of long-term healthcare services in the United States. Mr. Diaz joined Kindred in January 2002 as president and chief operating officer. Prior to joining Kindred, Mr. Diaz was the managing member of Falcon Capital Partners, LLC, a private investment and consulting firm, and from 1996 to July 1998, Mr. Diaz served in various executive capacities with Mariner Health Group, Inc., including as executive vice president and chief operating officer. Mr. Diaz serves on the boards of Kindred, the Bloomberg School of Public Health at John Hopkins University and the Board of Visitors of Georgetown University Law Center.

Peter T. Grauer has been one of our directors since August 1994 and our lead independent director since 2003. Mr. Grauer has been chairman of the board of Bloomberg, Inc. since April 2001, and its chief executive officer and treasurer since March 2002. From November 2000 until March 2002, Mr. Grauer was a managing director of Credit Suisse First Boston. From September 1992 until November 2000, upon the merger of Donaldson, Lufkin & Jenrette (“DLJ”) into Credit Suisse First Boston, Mr. Grauer was a managing director and founding partner of DLJ Merchant Banking Partners.

John M. Nehra has been one of our directors since November 2000. Mr. Nehra has been affiliated with New Enterprise Associates, a venture capital firm, since 1989, including, since 1993, as general partner of several of its affiliated venture capital limited partnerships. Mr. Nehra has also been managing general partner of Catalyst Ventures, a venture capital firm, since 1989.

William L. Roper, M.D. has been one of our directors since May 2001. Dr. Roper has been chief executive officer of the University of North Carolina (“UNC”) Health Care System, dean of the UNC School of Medicine and vice chancellor for medical affairs of UNC since March 2004. Dr. Roper also continues to serve as a professor of health policy and administration in the UNC School of Public Health and a professor of pediatrics in the UNC School of Medicine. From 1997 until March 2004, he was dean of the UNC School of Public Health. Before joining UNC in 1997, Dr. Roper served as senior vice president of Prudential Health Care. He also served as director of the Centers for Disease Control and Prevention from 1990 to 1993, on the senior White House staff in 1989 and 1990 and as the administrator of CMS from 1986 to 1989. Dr. Roper is also chairman of the board of the National Quality Forum, a trustee of the Robert Wood Johnson Foundation and a director of Medco Health Solutions, Inc., a pharmacy benefits manager.

Kent J. Thiry became our chairman of the Board of Directors and chief executive officer in October 1999. From June 1997 until he joined us, Mr. Thiry was chairman of the board and chief executive officer of Vivra Holdings, Inc., which was formed to operate the non-dialysis business of Vivra Incorporated (“Vivra”) after

Gambro AB acquired the dialysis services business of Vivra in June 1997. From September 1992 to June 1997, Mr. Thiry was the president and chief executive officer of Vivra, a provider of renal dialysis and other healthcare services. From April 1992 to August 1992, Mr. Thiry was president and co-chief executive officer of Vivra, and from September 1991 to March 1992, he was president and chief operating officer of Vivra. From 1983 to 1991, Mr. Thiry was associated with Bain & Company, first as a consultant, and then as vice president.

Roger J. Valine has been one of our directors since June 2006. From 1993 to his retirement in July 2006, Mr. Valine served as the chief executive officer of Vision Service Plan (“VSP”), the nation’s largest provider of eyecare wellness benefits. From January 1993 to February 2006, Mr. Valine served as both the president and chief executive officer of VSP. Upon his retirement, Mr. Valine had worked for VSP for 33 years and provided consulting services to VSP through January 2008. Mr. Valine serves on the boards of SureWest Communications and American Specialty Health Incorporated.

Richard C. Vaughan has been one of our directors since May 2005. Mr. Vaughan served as executive vice president of Lincoln Financial Group from 1995 until his retirement in April 2005 and served as its chief financial officer from June 1992 to April 2005. Mr. Vaughan is also a director of MBIA Inc.

CORPORATE GOVERNANCE

Director Independence

Under the listing standards of the NYSE, a majority of the members of our Board of Directors must satisfy the NYSE criteria for “independence.” No director qualifies as independent under the NYSE listing standards unless the Board of Directors affirmatively determines that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). The Board of Directors has determined that all of the individuals currently serving, or who served at any time during 2008, as members of the Board of Directors, other than Mr. Thiry, are independent under the NYSE listing standards.

The Board of Directors evaluates the independence of our directors annually and will review the independence of individual directors on an interim basis to consider changes in employment, relationships and other factors. The Board of Directors also maintains a policy whereby the Board of Directors will evaluate the appropriateness of the director’s continued service on the Board of Directors in the event that the director retires from their principal job, changes their principal job responsibility or experiences a significant event that could negatively affect their service to the Board of Directors. In such event, the affected director shall promptly submit his or her resignation to the chairman of the Board of Directors and the lead independent director. The members of the Board of Directors, excluding the affected director, will determine whether the affected director’s continued service on the Board of Directors is in the best interests of our stockholders and will decide whether or not to accept the resignation of the director. In addition, prior to accepting an invitation to serve on the board of directors of another public company, a director must advise the chairman of the Board of Directors and the lead independent director so that the remaining members of the Board of Directors may evaluate any potential conflicts of interest.

Each member of the committees of the Board of Directors meets the independence requirements applicable to those committees. In making determinations of independence, the Board of Directors considered the following relationships and determined that none of such relationships was a material relationship that would impair the independence of any such individual:

(1) Mr. Thiry holds an ownership interest in NEA Partnerships of less than 19%. Mr. Nehra is a general partner of NEA Partnerships and Richard K. Whitney, our chief financial officer, is a venture partner of New Enterprise Associates, an affiliate of NEA Partnerships.

(2) Mr. Berg is a director, the executive chairman and a stockholder of WellCare, which has made payments to us for services rendered in the ordinary course of business in the last three years which did not exceed the greater of $1 million or 2% of WellCare’s consolidated gross revenue in any such year. For additional information, see “Certain Relationships and Related Transactions.”

(3) Mr. Diaz is a director, the president and chief executive officer and a stockholder of Kindred, which has made payments to us for services rendered in the ordinary course of business in the last three years which did not exceed the greater of $1 million or 2% of Kindred’s consolidated gross revenue in any such year. For additional information, see “Certain Relationships and Related Transactions.”

Meetings of Non-management Directors

Non-management directors meet regularly in executive sessions without management. Executive sessions are held in conjunction with each regularly scheduled meeting of the Board of Directors. The lead independent director is responsible for, among other things, presiding over all executive sessions of the Board of Directors and related activities. Mr. Grauer serves as our lead independent director.

Communications with the Board of Directors

Any interested party who desires to contact the lead independent director, Mr. Grauer, may do so by sending an email to leaddirector@davita.com. In addition, any interested party who desires to contact the Board of Directors or any member of the Board of Directors may do so by writing to: Board of Directors, c/o Secretary,

DaVita Inc., 601 Hawaii Street, El Segundo, California 90245. Copies of any such written communications received by the Secretary will be provided to the full Board of Directors or the appropriate member depending on the facts and circumstances described in the communication unless they are considered, in the reasonable judgment of the Secretary, to be improper for submission to the intended recipient(s).

Annual Meeting of Stockholders

We do not have a policy requiring that directors attend the annual meeting of stockholders. At the last annual meeting of stockholders, only our chairman, Mr. Thiry, attended the meeting.

Information Regarding our Board of Directors and its Committees

Our Board of Directors met five times during 2008. Each of our directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees of the Board of Directors on which he or she served during 2008. Our Board of Directors has established the following committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, the Compliance Committee, the Public Policy Committee and the Clinical Performance Committee.

Audit Committee

The current members of our Audit Committee are Mr. Berg, Mr. Valine and Mr. Vaughan, with Mr. Vaughan serving as the chair. Our Board of Directors has determined that Mr. Berg, Mr. Valine and Mr. Vaughan each qualifies as an “audit committee financial expert” within the meaning of the rules of the SEC and that each of the members of our Audit Committee is “independent” and “financially literate” under the listing standards of the NYSE. Our Board of Directors has adopted a written charter for our Audit Committee, which is included as Annex A to this Proxy Statement. The charter can be obtained without charge by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872 or through our website, located at http://www.davita.com. The Audit Committee’s primary responsibilities are to assist the Board of Directors with oversight of: (1) the integrity of our financial statements including the financial reporting and disclosure processes and the integrity and effectiveness of our system of internal controls over financial reporting; and (2) the independence, qualifications and performance of our independent registered public accounting firm, including a review of the scope and results of their audit, as well as our internal audit function. The Audit Committee, together with the Compliance Committee, assists the Board of Directors with oversight of compliance with legal and regulatory requirements. The Compliance Committee has primary responsibility for oversight of health care regulatory compliance requirements. The Audit Committee assists the Board of Directors with oversight of all other legal and regulatory requirements, including those that may have a material impact on the company’s financial statements. The Audit Committee also appoints and engages our independent registered public accounting firm and must pre-approve the independent registered public accounting firm’s annual audit services (including related fees), audit related services, and all other services in accordance with our pre-approval policy. Our pre-approval policy is available on our website, located at http://www.davita.com. The Audit Committee met eight times during 2008, including meetings held with the independent registered public accounting firm and management each quarter prior to the release of the company’s financial statements. The Audit Committee met with the independent registered public accounting firm without management present on six occasions in 2008.

Compensation Committee

The current members of our Compensation Committee are Mr. Grauer, Mr. Nehra and Mr. Valine, with Mr. Nehra serving as the chair. Ms. Nancy-Ann DeParle was a member of the Compensation Committee in 2008 until her resignation on July 29, 2008. Each of the members of our Compensation Committee is independent in accordance with the listing standards of the NYSE. Each of the members of this committee is also a “nonemployee director” as that term is defined under Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) and an “outside director” as that term is defined in Internal Revenue Service regulations.

Our Compensation Committee reviews the performance of our chief executive officer and other executives and makes decisions regarding their compensation, with the goal of ensuring that our compensation system for our chief executive officer and our other executives, as well as our philosophy for compensation for all employees and our Board of Directors, is aligned with the long-term interests of our stockholders. The Compensation Committee establishes policies relating to the compensation of our executive officers and other key employees that further this goal.

The Compensation Committee is responsible for determining the compensation of our chief executive officer. The Compensation Committee conducts an evaluation of our chief executive officer’s performance and the company’s performance and considers a self-assessment prepared by our chief executive officer. Periodically, the Compensation Committee engages an outside consultant to conduct an analysis of our chief executive officer’s performance as a manager during the year. Neither the chief executive officer nor other members of management provide a recommendation to the Compensation Committee with regard to the chief executive officer’s compensation. The compensation package for our chief executive officer is approved by the Compensation Committee, subject to ratification by the independent members of the Board of Directors. The Compensation Committee works closely with our chief executive officer to determine the compensation of our other executive officers. Our chief executive officer conducts a performance and compensation review of each other executive officer and reviews his detailed assessments of the performance of each of the other executive officers with the Compensation Committee. The Compensation Committee considers the recommendations of the chief executive officer when determining the compensation of the other executive officers.

In 2009, Compensia, a national compensation consulting firm engaged by the Compensation Committee, provided the Compensation Committee with an analysis of comparative market data on the cash and stock-based compensation for senior executives at a group of comparable companies within our industry. The Compensation Committee considered Compensia’s analysis of the compensation of executives serving in similar positions at comparable companies to obtain a general understanding of current compensation practices in our industry and to provide context for compensation decisions. Compensation decisions are not directly related to or otherwise based upon the comparative data. The Compensation Committee uses this comparative data as one of many factors considered to set the compensation for our executive officers. The Compensation Committee has the sole authority to retain or replace Compensia in its discretion. Compensia does not provide consulting services to the company and may not provide such services without the approval of the chair of the Compensation Committee.

Our Non-Management Director Compensation Philosophy and Plan sets forth the terms of our director compensation. There is no annual evaluation of director compensation or discretionary decision-making involved in director compensation. Please see “Executive Compensation—Compensation of Directors” on page 53 of this Proxy Statement for more information regarding our director compensation program pursuant to the Non-Management Director Compensation Philosophy and Plan.

The Compensation Committee met seven times during 2008. The charter of the Compensation Committee can be obtained without charge by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872 or through our website, located at http://www.davita.com.

Nominating and Governance Committee

The current members of our Nominating and Governance Committee are Mr. Berg, Mr. Brittain, Mr. Diaz, Mr. Grauer, Mr. Nehra, Dr. Roper, Mr. Valine and Mr. Vaughan, representing all of our independent directors. Ms. DeParle was a member of the Nominating and Governance Committee in 2008 until her resignation on July 29, 2008. Our lead independent director, Mr. Grauer, is the chair of the Nominating and Governance Committee. Our Board of Directors has adopted a set of corporate governance guidelines established to assist the Board of Directors and its committees in performing their duties and serving the best interests of the company and our stockholders. The charter of the Nominating and Governance Committee and our corporate governance guidelines can be obtained without charge by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872 or through our website, located at http://www.davita.com.

Our Nominating and Governance Committee reviews and makes recommendations to the Board of Directors about our governance processes, assists in identifying and recruiting candidates for the Board of Directors, reviews the performance of the individual members of the Board of Directors, proposes a slate of nominees for election at the annual meeting of stockholders and makes recommendations to the Board of Directors regarding the membership and chairs of the committees of the Board of Directors. The Nominating and Governance Committee does not have a specific set of minimum criteria for membership on the Board of Directors. In making its recommendations, however, it considers the mix of characteristics, experience, diverse perspectives and skills that is most beneficial to our company. The committee also considers continuing director tenure and takes steps as may be appropriate to ensure that the Board of Directors maintains an openness to new ideas and a willingness to re-examine the status quo. The Nominating and Governance Committee will consider nominees for directors recommended by stockholders upon submission in writing to our Secretary of the names and qualifications of such nominees at the following address: DaVita Inc., 601 Hawaii Street, El Segundo, California 90245. The committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder.

The Nominating and Governance Committee held two formal meetings during 2008. In April 2009, the Nominating and Governance Committee recommended the candidates standing for election at the 2009 annual meeting of stockholders.

Compliance Committee

The current members of our Compliance Committee are Mr. Grauer and Dr. Roper, with Dr. Roper serving as the chair. Each of the members of our Compliance Committee is independent in accordance with the listing standards of the NYSE. Our Compliance Committee oversees and monitors the effectiveness of our health care regulatory compliance program and reviews significant health care regulatory compliance risk areas, and reviews the steps management is taking to monitor, control and report these risk exposures. The Compliance Committee, together with the Audit Committee, assists the Board of Directors with oversight of compliance with legal and regulatory requirements. The Compliance Committee has primary responsibility for oversight of health care regulatory requirements. The Compliance Committee meets regularly with our chief compliance officer. The Compliance Committee met three times during 2008. The charter of the Compliance Committee can be obtained without charge by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872 or through our website, located at http://www.davita.com.

Public Policy Committee

The current members of our Public Policy Committee are Mr. Brittain, Mr. Diaz and Dr. Roper, with Mr. Diaz serving as the chair since October 8, 2008. Ms. DeParle was a member and chair of the Public Policy Committee in 2008 until her resignation on July 29, 2008. Each of the members of our Public Policy Committee is independent in accordance with the listing standards of the NYSE. Our Public Policy Committee advises the Board of Directors on public policy and makes recommendations to the Board of Directors as to policies and procedures relating to issues of public policy and government relations. The Public Policy Committee met one time during 2008. The charter of the Public Policy Committee can be obtained without charge by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872 or through our website, located at http://www.davita.com.

Clinical Performance Committee

The current members of our Clinical Performance Committee are Mr. Brittain, Mr. Nehra and Dr. Roper, with Dr. Roper serving as the chair. Each of the members of our Clinical Performance Committee is independent in accordance with the listing standards of the NYSE. Our Clinical Performance Committee advises the Board of Directors on clinical performance issues facing the company and makes recommendations to management and to the Board of Directors as to policies and procedures relating to issues of clinical performance. The Clinical

Performance Committee met two times during 2008. The charter of the Clinical Performance Committee can be obtained without charge by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872 or through our website, located at http://www.davita.com.

Board of Directors Share Ownership Policy

We have a share ownership policy that applies to all non-management members of our Board of Directors. The purpose of the policy is to encourage our Board of Directors to have an ownership stake in the company by retaining a specified number of shares of our common stock.

Both shares owned directly and shares underlying vested but unexercised stock options, stock appreciation rights (including stock-settled stock appreciation rights (“SSARs”)), and restricted stock units are included in the determination of whether the share ownership guidelines have been met. The total net realizable share value retained must have a current market value of not less than the lower of:

•	25% of the total equity award value realized by the Board of Directors member to date in excess of $100,000; or

•	five times the annual Board of Directors retainer of $24,000, or $120,000.

Each of the members of the Board of Directors standing for reelection met these share ownership guidelines as of December 31, 2008. Mr. Thiry, as chief executive officer, is subject to the management share ownership policy described below and meets the guidelines set forth in that policy.

Management Share Ownership Policy

In addition, we have a share ownership policy which applies to all members of our management team at the vice president level and above. See “Compensation Discussion and Analysis” beginning on page 21 of this Proxy Statement for more information regarding our management share ownership policy.

Code of Ethics and Code of Conduct

We have a code of ethics that applies to our chief executive officer, chief financial officer, controller and principal accounting officer, general counsel, all vice presidents and all professionals involved in the accounting and financial reporting functions. We also have a code of conduct that applies to all of our teammates. The code of ethics and the code of conduct can be obtained without charge by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872 or through our website, located at http://www.davita.com.

PROPOSAL NO. 2

AMENDMENT AND RESTATEMENT OF THE DAVITA INC. EXECUTIVE INCENTIVE PLAN

Our stockholders approved the DaVita Inc. Executive Incentive Plan at the annual meeting of stockholders held on June 5, 2001 and the Amended and Restated DaVita Inc. Executive Incentive Plan at the annual meeting of the stockholders held on May 13, 2005. Our Compensation Committee has approved a number of amendments to that plan, subject to approval by our stockholders. The most significant amendment is to permit incentive compensation payments for performance periods other than on a calendar year basis as determined by the Compensation Committee. Currently, the plan only applies to a calendar year performance period. We are seeking stockholder approval of the plan, as amended and restated. The plan, both as originally adopted, and as amended and restated, is intended to ensure that incentive awards paid to senior executives can be fully tax deductible by us as performance-based compensation, within the meaning of Section 162(m) of the Internal Revenue Code and the rules and regulations thereunder (“Section 162(m)”).

Under Section 162(m), the amount that we may deduct for federal income tax purposes for compensation paid to our chief executive officer and any of our three other highest paid executive officers (other than our principal financial officer) in any tax year is generally limited to $1 million per individual, unless the payments are made based upon the attainment of pre-established performance goals that are approved by our stockholders.

If the proposal to approve the plan, as amended and restated, is not passed at this meeting, the various amendments to the plan approved by our Compensation Committee will not take effect and the plan will remain as approved by our stockholders in 2005. A summary of the features of the plan, as amended and restated, is provided below. The full text of the plan, as amended and restated, is set forth as Annex B to this Proxy Statement. Except where otherwise noted, the references to the plan in the summary description are to the plan, as amended and restated.

Summary Description of the Plan

Our chief executive officer and each other executive officer whose annual compensation for a taxable year is determined by the Compensation Committee to be likely not to be deductible, in whole or in part, unless the compensation qualifies as performance-based under Section 162(m) are eligible to participate in the plan. The amended and restated plan would also authorize the Compensation Committee to select other employees to receive awards under the plan. Mr. Thiry, Mr. Kogod, Mr. Rodriguez and Mr. Usilton will be the only executive officers eligible to participate in the plan for performance periods beginning on January 1, 2009. The Compensation Committee has determined that the performance goals established under the plan for 2008 were exceeded. For 2008, Mr. Thiry, Mr. Mello, Mr. Kogod and Mr. Rodriguez participated in the plan and received cash awards thereunder as follows: $2,000,000 for Mr. Thiry, $850,000 for Mr. Mello, $750,000 for Mr. Kogod, and $250,000 for Mr. Rodriguez.

Our Compensation Committee, consisting solely of “outside directors,” as that term is defined by Section 162(m), administers the plan, including, among other things, determining the eligible participants, the performance period and performance goals for plan participants and the amount of awards payable to them upon the attainment, in whole or in part, of their performance goals for each performance period. The Compensation Committee also certifies whether or not each participant has met, in whole or in part, his or her performance goals for each performance period.

No later than 90 days after the commencement of each performance period (and in no event after 25% of the performance period has elapsed), the Compensation Committee is required to designate participants for that performance period and establish, in writing, the performance goals for each participant for that performance period and the method of calculating the award that will be payable to each if his or her performance goals are attained, in whole or in part. The performance goals established by the Compensation Committee for each participant for a performance period and the method of calculating the amount of the award that will be payable to a participant if his or her performance goals are attained may not be modified after the first 90 days (or, if less, 25%) of the performance period.

The performance goals established by the Compensation Committee for participants for a performance period are to be based on one or more of the following business criteria: cash generation targets, profit and revenue targets on an absolute or per share basis (including but not limited to earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA), operating income and earnings per share (EPS)), market share targets, acquisition targets, profitability targets (as measured through return ratios or stockholder returns), treatment growth, clinical outcomes, physician relations, employee turnover and employee relations. In addition, the amended and restated plan would add the following additional business criteria: cost and expense targets (including, but not limited to cost per treatment, general and administrative expenses, capital expenditures and operating expenses), equity value, leverage ratio, patient growth and center growth, physician recruitment, physician retention, patient retention, improvements in reimbursement economics, commercial payor relationships and contract related targets, public policy efforts and investigation, legal proceedings and litigation outcomes. Profit and revenue targets on an absolute or per share basis would additionally include operating income margin, revenue per treatment, cash flow and free cash flow. The performance goals established by the Compensation Committee may apply the criteria to the company as a whole or to any of its subsidiaries or business units.

The maximum amount that may be paid under the plan to any participant for any calendar year is $10 million. A participant may be eligible for awards under the plan for overlapping performance periods; however, no participant may receive total awards under the plan in excess of $10 million with respect to a particular calendar year. Awards can be paid in cash, shares of our common stock or units representing the right to receive shares of our common stock. The Compensation Committee can add restrictions to shares of our common stock or stock units paid under the plan. For the purpose of determining compliance with the $10 million payment limit, (i) an award that is paid for a performance period that spans more than one calendar year shall be pro rated evenly over the calendar years or portions thereof contained within such performance period and (ii) shares of our common stock or stock units will be valued based on the last reported sale price of our common stock on the payment date, without reduction for any restrictions that the Compensation Committee may have applied. If the payment of an award in shares of our common stock or stock units would require approval under the rules of the principal stock exchange on which our common stock is traded, then that payment must be made under the terms of another of our benefit plans for which additional stockholder approval would not be required.

Awards under the plan can only be paid upon attainment of the performance goals established by the Compensation Committee. Unless otherwise provided in a participant’s employment agreement or otherwise determined by the Compensation Committee, a participant will not be entitled to receive payments under the plan if he or she is not employed by us when the award is paid. The Compensation Committee can decrease, but not increase, the amount that can be paid upon the attainment of the applicable performance goals for a participant, if the Compensation Committee determines that to do so is in our best interests and the best interests of our stockholders.

The Compensation Committee may withhold from any award any amount that a participant owes us.

The Compensation Committee may amend the plan at any time, provided that stockholder approval of any such amendment will be required to the extent necessary under Section 162(m).

The Board of Directors recommends a vote FOR the amendment and restatement of the DaVita Inc. Executive Incentive Plan.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. Representatives of KPMG LLP are expected to attend the annual meeting in person or telephonically, and will be available to respond to appropriate questions and to make a statement if they so desire. If KPMG LLP should decline to act or otherwise become incapable of acting, or if KPMG LLP’s engagement is discontinued for any reason, the Audit Committee will appoint another independent registered public accounting firm to serve as our independent registered public accounting firm for 2009. Although we are not required to seek stockholder ratification of this appointment, the Board of Directors believes that doing so is consistent with corporate governance best practices. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment.

The following table sets forth the aggregate professional fees billed to us for the years ended December 31, 2008 and 2007 by KPMG LLP, our independent registered public accounting firm:

	2008	2007
Audit fees (1)	$1,752,752	$1,873,513
Audit-related fees (2)	778,549	629,545
Tax fees (3)	87,021	264,036
All other fees	—	—

	$2,618,322	$2,767,094

(1)

Includes aggregate fees for the audit of our consolidated financial statements, which included KPMG LLP’s attestation report on the effectiveness of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act and the three quarterly reviews of our reports on Form 10-Q and other SEC filings.

(2)

Includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported as “Audit Fees,” including fees of $555,369 in 2008 and $385,224 in 2007, for KPMG LLP’s services as an independent review organization for our subsidiary Gambro Healthcare, Inc., now known as DVA Renal Healthcare, Inc. The audit-related fees also include fees for audits of employee benefit plans, an audit of one of our majority-owned joint ventures and audits of certain wholly-owned subsidiaries.

(3)	Includes fees for professional services rendered for tax advice and tax planning. None of these fees were for tax compliance or tax preparation services.

In connection with the audit of our financial statements and internal control over financial reporting for fiscal years 2008 and 2007, we entered into an agreement with KPMG LLP which sets forth the terms by which KPMG LLP will perform audit services for us. That agreement is subject to alternative dispute resolution procedures, an exclusion of punitive damages and various other provisions.

Pre-approval Policies and Procedures

The Audit Committee of our Board of Directors is required to pre-approve the audit, audit-related, tax and all other services provided by our independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee’s pre-approval policy provides for pre-approval of all audit, audit-related, tax and all other services provided by the independent registered public accounting firm, KPMG LLP, and is available on our website, located at http://www.davita.com. The Audit Committee pre-approved all such services in 2008 and concluded that such services performed by KPMG LLP were compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The affirmative vote of a majority of the shares of common stock present at the annual meeting, in person or by proxy and entitled to vote thereon, is required for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2009.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the ownership of our common stock as of March 1, 2009 by (a) all persons known by us to own beneficially more than 5% of our common stock, (b) each of our directors and named executive officers, and (c) all of our directors, named executive officers and other executive officers as a group. We know of no agreements among our stockholders which relate to voting or investment power over our common stock or any arrangement the operation of which may at a subsequent date result in a change of control of the company.

Name and address of beneficial owner (1)	Number of shares beneficially owned	Percentage of shares beneficially owned
Capital Group International, Inc. (2)	12,630,800	12.2%
11100 Santa Monica Blvd. Los Angeles, CA 90025
TimesSquare Capital Management, LLC (3)	5,418,027	5.2%
1177 Avenue of the Americas, 39th Floor New York, NY 10036
Kent J. Thiry (4)	2,036,367	1.9%
James K. Hilger (5)	64,999	*
Dennis Kogod (6)	114,959	*
Joseph C. Mello (7)	498,438	*
Javier Rodriguez (8)	290,480	*
Richard K. Whitney (9)	158,409	*
Charles G. Berg (10)	11,808	*
Willard W. Brittain, Jr. (11)	10,994	*
Paul J. Diaz (12)	4,955	*
Peter T. Grauer (13)	40,974	*
John M. Nehra (14)	94,912	*
William L. Roper (15)	72,042	*
Roger J. Valine (16)	20,407	*
Richard C. Vaughan (17)	54,179	*
All directors, named executive officers and other executive officers as a group (20 persons) (18)	3,793,963	3.5%

*	Amount represents less than 1% of our common stock.
(1)	Unless otherwise set forth in the following table, the address of each beneficial owner is 601 Hawaii Street, El Segundo, California 90245.
(2)

Based upon information contained in a Schedule 13G/A filed with the SEC on February 12, 2009, Capital Group International, Inc. (“CGII”) is the parent holding company of a group of investment management companies that hold investment power, and in some cases, voting power over the shares reported by CGII. CGII does not have investment power or voting power over the shares reported but may be deemed to be the beneficial owner of 6,690,490 shares with sole power to vote 5,427,080 shares and sole power to dispose of all 6,690,490 shares. Capital Guardian Trust Company, a bank as defined in Section 3(a)(6) of the Exchange Act, is deemed to be the beneficial owner of 5,940,310 shares with sole power to vote 4,779,030 shares and sole power to dispose of all 5,940,310 shares as a result of its serving as the investment manager of various institutional accounts.

(3)

Based on information contained in a Schedule 13G/A filed with the SEC on February 9, 2009, these securities are owned by investment advisory clients of TimesSquare Capital Management, LLC (“Times Square”). In its role as investment advisor, Times Square has sole voting power with respect to 4,066,627 shares and sole dispositive power with respect to 5,418,027 shares.

(4)

Includes 22,743 shares held in a family trust, 1,097,444 and 787,500 shares issuable upon the exercise of options and SSARs, respectively, which are exercisable as of, or will become exercisable within 60 days after, March 1, 2009 and 12,500 unvested restricted stock units that will vest within 60 days after March 1, 2009.

(5)	Includes 34,166 and 30,833 shares issuable upon the exercise of options and SSARs, respectively, which are exercisable as of, or will become exercisable within 60 days after, March 1, 2009.
(6)	Includes 25,417 and 88,333 shares issuable upon the exercise of options and SSARs, respectively, which are exercisable as of, or will become exercisable within 60 days after, March 1, 2009.
(7)

Mr. Mello retired from his position as chief operating officer January 2009 and was no longer an executive officer of the company on March 1, 2009. Includes 200,000 and 293,750 shares issuable upon the exercise of options and SSARs, respectively, which are exercisable as of, or will become exercisable within 60 days after, March 1, 2009, and 4,688 unvested restricted stock units that will vest within 60 days after March 1, 2009.

(8)	Includes 100,500 and 181,666 shares issuable upon the exercise of options and SSARs, respectively, which are exercisable as of, or will become exercisable within 60 days after, March 1, 2009.
(9)	Includes 130,555 shares issuable upon the exercise of SSARs which are exercisable as of, or will become exercisable within 60 days after, March 1, 2009. Includes 27,854 shares pledged as security.
(10)

Includes 10,286 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, March 1, 2009 and 233 vested but unissued restricted stock units.

(11)

Includes 9,653 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, March 1, 2009 and 233 vested but unissued restricted stock units.

(12)

Includes 3,750 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, March 1, 2009 and 233 vested but unissued restricted stock units.

(13)

Includes 36,000 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, March 1, 2009 and 1,926 vested but unissued restricted stock units.

(14)

Includes 48,000 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, March 1, 2009 and 1,926 vested but unissued restricted stock units.

(15)

Includes 63,999 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, March 1, 2009 and 1,926 vested but unissued restricted stock units.

(16)

Includes 18,139 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days, after March 1, 2009 and 233 vested but unissued restricted stock units.

(17)

Includes 47,250 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, March 1, 2009 and 1,926 vested but unissued restricted stock units.

(18)

Includes 1,843,971 and 1,671,886 shares issuable upon the exercise of options and SSARs, respectively, which are exercisable as of, or will become exercisable within 60 days after, March 1, 2009, 8,636 vested but unissued restricted stock units and 17,188 unvested restricted stock units that will vest within 60 days after March 1, 2009.

Information Concerning Our Executive Officers

Name	Age	Position
Kent J. Thiry	53	Chairman of the Board and Chief Executive Officer
James K. Hilger	47	Vice President and Controller
Dennis Kogod	49	Chief Operating Officer
Laura Mildenberger	50	Senior Vice President and Chief People Officer
Allen R. Nissenson, M.D., FACP	62	Chief Medical Officer
Georgina Randolph	61	Senior Vice President
Javier Rodriguez	38	Senior Vice President
David T. Shapiro	39	Chief Compliance Officer
Thomas O. Usilton, Jr.	57	Senior Vice President
Richard K. Whitney	41	Chief Financial Officer
LeAnne Zumwalt	50	Vice President

Our executive officers are elected by, and serve at the discretion of, our Board of Directors. Set forth below is a brief description of the business experience of all executive officers other than Mr. Thiry, who is also a director and whose business experience is set forth above in the section of this Proxy Statement entitled “Information Concerning Members of Our Board of Directors Standing for Reelection.”

James K. Hilger became our vice president and controller in May 2006 and prior to that, he served as our vice president, finance beginning in September 2005. Mr. Hilger was our acting chief financial officer from November 2007 through February 2008. From September 2003 until joining us, Mr. Hilger served as vice president, finance and administration and chief financial officer of Pyramid Breweries, a brewer of specialty beverages. From December 1998 to July 2003, Mr. Hilger served in positions as chief executive officer and chief financial officer of WorldCatch, Inc., a seafood industry company. From 1987 until joining WorldCatch, Inc., Mr. Hilger held a variety of senior financial positions in the food industry. Mr. Hilger began his career in public accounting with Ernst & Whinney.

Dennis Kogod became our chief operating officer in January 2009 and prior to that, he served as our president-west beginning in October 2005. From January 2004 until joining us, Mr. Kogod served as president and chief operating officer-west of Gambro Healthcare, Inc., which we acquired in October 2005. From July 2000 to January 2004, Mr. Kogod served as president, west division of Gambro Healthcare, Inc. From June 1999 to July 2000, Mr. Kogod was president of Teleflex Medical Group, a medical original equipment manufacturer of medical delivery systems. From January 1996 to June 1999, Mr. Kogod was corporate vice president of Teleflex Surgical Group, a surgical device and service organization. Mr. Kogod serves on the board of directors of Arbios Systems, Inc., a medical device and cell-based therapy company.

Laura Mildenberger became our chief people officer in July 2008, having joined us in October 2001 as vice president of operations. Prior to joining us, Ms. Mildenberger served as vice president of operations for the western U.S. for Matrix Rehabilitation from March 2000 to October 2001. From 1993 to 2000, Ms. Mildenberger served as a general manager for NovaCare Outpatient Rehabilitation. From 1988 to 1993, Ms. Mildenberger was the executive vice president/principal of Worker Rehabilitation Services, a multi-site physical rehabilitation company. Ms. Mildenberger began her career as an occupational therapist at the Mayo Clinic.

Allen R. Nissenson, M.D., FACP, became our chief medical officer in August 2008. He is an emeritus professor of medicine at the David Geffen School of Medicine at UCLA, where he served as director of the dialysis program from 1977 to 2008 and associate dean from 2005 to 2008. Dr. Nissenson was the president of the Southern California End-Stage Renal Disease Network from 2005 to 2007. Dr. Nissenson was the president of the National Anemia Action Council from 2001 to 2007. Dr. Nissenson was the president of the Renal Physicians Association from 1999 to 2001.

Georgina Randolph became our senior vice president in December 2001 and prior to that, she served as our vice president beginning in October 1993. From June 1989 until joining us, Ms. Randolph served as nephrology program director for the University of California, San Diego Medical Center. From 1988 to 1989, Ms. Randolph served as the director of north east operations for Renal Care Centers Corporation, which was acquired by Fresenius Medical Care Corporation in 1989.

Javier Rodriguez became our senior vice president in 2006. From 2004 to 2006, Mr. Rodriguez served as our vice president of operations. From 2000 to 2003, Mr. Rodriguez served as our vice president of payor contracting. From 1998 to 2000, Mr. Rodriguez served with us in various other director positions.

David T. Shapiro became our chief compliance officer and senior vice president in October 2008, having joined us in March 2008 as the deputy chief compliance officer. Prior to joining us, Mr. Shapiro was counsel at the Pepper Hamilton law firm from March 2007 through February 2008, during which time he represented health care clients in government investigations and compliance issues. From October 2003 through March 2007, Mr. Shapiro served as a trial attorney with the Civil Frauds Section of the United States Department of Justice. From June 1999 through October 2003, Mr. Shapiro was an attorney with the law firm Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. in Washington, DC.

Thomas O. Usilton, Jr. became our senior vice president in April 2006 and prior to that, he served as our group vice president beginning in August 2004. From February 2000 until joining us, Mr. Usilton served as president and chief executive officer of Digital Insurance Inc., a leading health and welfare brokerage and services company. From 1995 until founding Digital Insurance Inc. in 2000, Mr. Usilton was senior vice president of Vivra Specialty Partners, a national physicians practice management company. Prior to joining Vivra Specialty Partners, Mr. Usilton served as president and chief executive officer of Premier Asthma and Allergy, a disease management company specializing in asthma management. From 1986 to 1987, Mr. Usilton was general manager and executive vice president of CIGNA Corporation. Prior to his employment with CIGNA Corporation, from 1978 to 1985, he served as executive vice president for Health America Inc., a national leader in the Health Maintenance Organization medical insurance field.

Richard K. Whitney joined us in February 2008 and became our chief financial officer in March 2008. Mr. Whitney serves in this capacity with us on a part-time basis. Since December 2005, Mr. Whitney was the founder and serves as a managing member of Whitney Capital, LLC, a private equity investment firm which invests primarily in healthcare services and products companies. Since December 2006, Mr. Whitney has served as a venture partner of New Enterprise Associates, a venture capital firm. From February 2005 to January 2006, Mr. Whitney served as Chairman of the Board of Specialty Laboratories, Inc., a reference laboratory services company, and as a director of Specialty Laboratories, Inc. from September 2004 to January 2006. From February 2000 to February 2004, Mr. Whitney served as our chief financial officer.

LeAnne Zumwalt became our vice president in 2000. She is responsible for investor relations, public policy–regulatory and purchasing departments. From 1997 to 1999, Ms. Zumwalt served as chief financial officer of Vivra Specialty Partners, a privately held health care service and technology firm. From 1991 to 1997, Ms. Zumwalt held various executive positions at Vivra Incorporated, a publicly held provider of dialysis services. Prior to joining Vivra Incorporated, Ms. Zumwalt was a senior manager at Ernst & Young, LLP. Ms. Zumwalt serves on the board of directors of The Advisory Board Company.

None of the executive officers has any family relationship with any other executive officer or with any of our directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires “insiders,” including our executive officers, directors and beneficial owners of more than 10% of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC and the NYSE, and to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, or written representations from reporting persons, we believe that our insiders complied with all applicable Section 16(a) filing requirements during 2008.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued upon the exercise of stock options, stock appreciation rights, restricted stock units, and employee stock purchase rights under all of our existing equity compensation plans and agreements as of December 31, 2008, including the 1994 Equity Compensation Plan, the 1995 Equity Compensation Plan, the 1997 Equity Compensation Plan, the 1999 Equity Compensation Plan, the 1999 Non-Executive Officer and Non-Director Equity Compensation Plan, the Special Purpose Option Plan (RTC Plan), the 2002 Equity Compensation Plan and the Employee Stock Purchase Plan. The material terms of each of these plans and agreements are described in the notes to the December 31, 2008 consolidated financial statements, which are part of our Annual Report on Form 10-K for the year ended December 31, 2008. Each of these plans was approved by our stockholders, other than the 1999 Non-Executive Officer and Non-Director Equity Compensation Plan, which was not required to be approved by our stockholders.

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))	Total of shares reflected in columns (a) and (c)
	(a)	(b)	(c)	(d)
Equity compensation plans approved by stockholders	12,827,585	$47.53	8,440,015	21,267,600
Equity compensation plans not requiring stockholder approval	122,974	28.08	311,816	434,790

Total	12,950,559	$47.34	8,751,831	21,702,390

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The primary elements of compensation for our named executive officers consist of base salary, cash bonuses and stock-based compensation awarded, in each case, based on an overall assessment of individual and company performance. Our compensation programs for our named executive officers emphasize compensation based on performance and are designed to align our named executive officers’ interests with those of our stockholders. To this end, our compensation programs emphasize variable compensation over fixed compensation and total direct compensation to our named executive officers is weighted heavily in favor of stock-based awards over cash compensation. We also believe that our compensation programs should align executive compensation with the annual and long-term goals of the company by taking into consideration our financial and non-financial performance when determining compensation for our executive officers. We attempt to award compensation that will incentivize our executives to create significant wealth for the company and its stockholders on a long-term basis.

When establishing the compensation for our named executive officers for 2008, the Compensation Committee evaluated the individual performance of our executives, and our overall financial and non-financial performance. The Compensation Committee, the Board of Directors and the company place significant emphasis on the company’s performance with respect to clinical outcomes, quality of patient care and the identification of opportunities to continue to improve performance in these areas. Accordingly, the Compensation Committee considered our continued year over year improvement in clinical outcomes, continued improvement in clinical care efficiencies through technology and the exploration of new clinical paradigms. The Compensation Committee also considered our relatively strong operating performance in 2008 in light of challenging economic conditions. Among the company’s achievements were increased operating income performance and growth in cash flow and earnings per share when adjusted for one-time events, as well as growth in new center certification as compared to 2007. The Compensation Committee and the Board also considered the company’s stock price performance as compared to the S&P 500 Stock Index and the S&P 500 Healthcare Index. While the company’s stock price decreased by approximately 12% in 2008, the company outperformed the S&P 500 Stock Index, which had a total negative return of approximately 37% over the same period and the S&P 500 Healthcare Index, which had a total negative return of approximately 23% over the same period.

The Compensation Committee considered the company’s relatively strong operating performance when awarding 2008 compensation but also considered the potential impact on the company of a continued and prolonged recession. As a result, the Compensation Committee elected not to award merit increases to base salary in 2009 to our named executive officers and other members of management across the company and awarded reduced cash bonus awards to our chief executive officer and chief operating officer. The Compensation Committee also awarded reduced stock-based awards to our named executive officers and other members of management across the company in 2009 in an effort to limit stockholder dilution in light of current economic conditions.

Objectives of Our Executive Compensation Programs

Our stated mission is to be the provider, partner and employer of choice. We design our compensation programs for executive officers to attract and retain outstanding leaders who possess the skills and talent necessary to achieve our business goals and to uphold our mission and values. To this end, our compensation programs emphasize variable compensation over fixed compensation. Ultimately, our objective is to employ and retain executives who are able to achieve clinical and operational success which is in the best interests of our patients, our physicians, our teammates and our stockholders. The following fundamental principles guide the design and implementation of our compensation programs for our chief executive officer, our chief financial officer, those individuals acting as our chief financial officer during 2008 and our three most highly compensated executive officers other than our chief executive officer, chief financial officer and those individuals acting as our chief financial officer during 2008 (each, a “named executive officer”).

Our compensation programs should enable us to attract and retain outstanding executives. We believe it is in the best interests of our stockholders to attract and retain talented leaders. In order to attract and retain executives who are not only outstanding leaders but who also embody our mission and values, we strive to provide compensation that is reasonable and in the best interests of our stockholders but also sufficient to achieve our recruitment and retention objectives. When recruiting new executives, the Compensation Committee and our chief executive officer evaluate the comparative compensation of executives within the company with similar levels of responsibility, the prior experience of the executive and expected contributions to company performance. Thereafter, each executive’s compensation is reviewed annually by the Compensation Committee and chief executive officer and considered for adjustment based on performance and other factors.

Compensation should relate to the overall performance of the company as well as to matters over which the named executive officer has direct influence. When determining compensation for our named executive officers, we attempt to relate compensation to the overall performance of the company as well as to aspects of company performance over which the named executive officer has direct influence. The areas of performance taken into account include clinical, financial and non-financial matters. We believe that our executive officers have the ability to significantly influence overall company policies and objectives and should be accountable for the overall performance of the company. We also hold named executive officers accountable for aspects of company performance over which they have direct influence to reward outstanding individual performance and contribution to the company’s performance. We achieve this objective by delivering a significant portion of total compensation through variable compensation determined based on company and individual performance rather than relying on fixed compensation.

A significant portion of executive compensation should be delivered in the form of stock-based awards. We believe that equity awards can serve to align the interests of our executives with the long-term interests of our stockholders by providing an opportunity to benefit from the appreciation of our stock price and by providing for vesting over a period of time. A primary objective of our executive compensation programs is to provide a significant portion of compensation in the form of stock-based awards. Stock-based compensation creates an incentive for the named executive officer to contribute to the overall success of the company and to take actions that result in the creation of long-term stockholder value.

Implementation of Our Executive Compensation Programs

We compensate our named executive officers through a mix of base salary, cash bonuses and stock-based compensation. We design our compensation programs to permit individuals that have performed well in creating significant long-term value for the company and its stockholders to share in the value generated. We believe that this will further incentivize our high performing executives to remain with the company long term. Compensation for our named executive officers is determined based on our assessment of overall individual and company performance. We do not use a formulaic approach when awarding compensation, rather, we believe that maintaining flexibility in our compensation programs is the most effective way to attract and retain outstanding executives and to incentivize those individuals to achieve high levels of individual performance as well as overall company performance.

When evaluating performance, we base compensation decisions on a subjective assessment of company and individual performance over the year, taking individual accomplishments into consideration in light of the totality of circumstances together with individual potential to contribute to the company’s future growth. We believe that all of our named executive officers have the ability to influence overall company policies and performance and, accordingly, should be accountable for company-wide performance as well as the areas over which they have direct influence. The differences in total annual compensation levels among the named executive officers are based on their individual roles and responsibilities within the company and their relative individual performance. The Compensation Committee uses its judgment in awarding compensation to our named executive officers in accordance with the overall objectives of the company’s compensation programs.

The Compensation Committee takes into consideration a number of factors when determining the elements and amounts of compensation awarded to our named executive officers. One of our core objectives is to be a leader in clinical performance and quality of patient care. Accordingly, performance in these areas, including company-wide patient clinical outcomes and improvements in quality of patient care, and each named executive officer’s contributions in those areas, carries significant weight when the Compensation Committee is making decisions about each named executive officer’s compensation. The Compensation Committee also takes into consideration a number of other factors, including individual performance, overall financial and non-financial performance of the company for the fiscal year, individual skill sets and experience relative to industry peers, readiness for promotion to a higher level, past and expected future performance, the importance and difficulty of achieving future company and individual objectives, the value of each executive’s outstanding equity awards, aggregate historical compensation, levels of responsibility and performance relative to other executives within the company, importance to the company and difficulty of replacement.

The company-wide factors taken into consideration by the Compensation Committee may include one or more of the following:

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overall revenue growth, which includes increases in our dialysis revenue per treatment and in our treatment volume, market share increases, improvements in cost per treatment, operating income growth, operating margin growth, increases in earnings per share and improvement in the company’s debt to equity ratio,

•	healthcare regulatory compliance initiatives,

•	patient growth,

•	relationships with private payors,

•	relationships with medical directors,

•	selection and implementation of improved financial, operating and clinical information systems,

•	management performance in attracting and retaining high-performing teammates throughout our organization and succession planning,

•	implementation of successful public policy efforts,

•	good corporate citizenship, and

•	advancement of strategic business initiatives supporting our mission to be the provider, partner and employer of choice.

The Compensation Committee considers the foregoing items subjectively. There is no formal weighting of the individual elements considered and no particular elements are required to be considered with respect to a given individual or in any particular year.

When determining annual compensation for our named executive officers, other than for our chief executive officer, the Compensation Committee works closely with our chief executive officer to review each individual’s performance for the year and determine his or her compensation. Shortly following the end of each year, our chief executive officer provides his assessment of each named executive officer’s performance during the year based on his personal experience with the individual, the named executive officer’s achievement of success in areas determined to be significant to the company, and any changes in responsibility levels. The Compensation Committee also considers performance discussions that have taken place at the Board of Directors and Compensation Committee level regarding the named executive officers, retention objectives and the future growth potential of the individual executive. Our chief executive officer also recommends to the Compensation Committee the amounts of cash and stock-based compensation for each of the named executive officers. The Compensation Committee considers the recommendations made by the chief executive officer regarding the other named executive officers but retains the discretion to deviate from the recommendations provided. Neither the chief executive officer nor other members of management provide a recommendation to the Compensation Committee with regard to the chief executive officer’s compensation.

The Compensation Committee evaluates our chief executive officer’s performance at the same time as it sets the compensation of the other named executive officers. When evaluating the performance of our chief executive officer and making decisions about his compensation, the Compensation Committee considers overall company performance as part of the assessment of our chief executive officer’s performance but does not rely on the achievement of specific objectives to determine his compensation. The Compensation Committee also considers a self-assessment prepared by our chief executive officer. As part of this self-assessment, our chief executive officer reviews with the Compensation Committee the overall annual management objectives of the company and his participation in the attainment or level of responsibility for the shortfall of such objectives. Periodically, the Compensation Committee engages an outside consultant to conduct an analysis of our chief executive officer’s performance as a manager during the year. This evaluation involves a rigorous assessment of our chief executive officer’s performance by members of the senior management team. The results of this assessment are reviewed by the Board of Directors and the Compensation Committee and is one of the many factors considered when making compensation decisions. The compensation package for our chief executive officer is approved by the Compensation Committee, subject to ratification by the independent members of the Board of Directors.

Market Analysis. In 2009, Compensia, a national compensation consulting firm engaged by the Compensation Committee, provided the Compensation Committee with an analysis of comparative market data on the cash and stock-based compensation for senior executives at a group of comparable companies within our industry. In 2009, the Compensation Committee reviewed the compensation practices of the following companies: Apria Healthcare Group Inc., Community Health Systems, Inc., Express Scripts, Inc., Health Management Associates, Inc., HealthSouth Corporation, Kindred Healthcare, Inc., Laboratory Corporation of America Holdings, Lincare Holdings Inc., Magellan Health Services, Inc., Medco Health Solutions, Inc., MEDNAX Services, Inc., Omnicare, Inc., Quest Diagnostics Incorporated, Universal Health Services, Inc. and WebMD Health Corp. The Compensation Committee has the sole authority to retain or replace Compensia in its discretion. Compensia does not provide consulting services to the company and may not provide such services without the approval of the chair of the Compensation Committee.

In 2009, the Compensation Committee considered Compensia’s analysis of the compensation of executives serving in similar positions at the above comparable companies to obtain a general understanding of current compensation practices in our industry. The analysis provided by Compensia was used to provide context for the compensation decisions made in 2009 for 2008 performance, but the Compensation Committee’s decisions were not directly related to or otherwise based upon the comparative data. Instead, the Compensation Committee used this comparative data as one of many factors considered to set the compensation for our named executive officers. The Compensation Committee also used the analysis as a tool to assess how well the company is implementing its core compensation objective of awarding compensation weighted heavily in favor of variable compensation tied to performance. The emphasis on stock-based awards as compared to cash compensation was reflected in the results of Compensia’s analysis which showed that relative to the comparable companies, 2008 overall average equity compensation awarded to our named executive officers and other members of our senior management team was at a meaningfully higher percentile than the overall average cash compensation awarded in 2008.

Elements of Our Compensation Programs

Our compensation programs are comprised of the following elements:

Stock-based compensation. While we emphasize stock-based compensation, we do not designate a target percentage of total compensation as stock-based. We instead maintain flexibility to use judgment to respond to changes in named executive officer and company performance and related objectives. The emphasis on stock- based compensation creates a commonality of interest between our named executive officers and our stockholders. Grants of stock-based awards also serve as an important tool for attracting and retaining our named executive officers. The majority of our grants of stock-based awards vest solely based on the passage of time, and vesting is contingent upon continued employment with us. To vest in stock-based awards, the named executive officers must remain employed for a multi-year period, typically over four years, to earn the full benefit of the award which reinforces a culture in which the company’s long-term success takes precedence over volatile and unsustainable short-term results.

Stock-based awards to our named executive officers are made pursuant to our Equity Compensation Plan. The Equity Compensation Plan permits the issuance of stock options, stock appreciation rights, restricted stock units and other forms of stock-based awards. The majority of our stock-based awards to named executive officers are in the form of SSARs which only derive value if the market value of our common stock increases. Each year, the Compensation Committee recommends to the full Board of Directors an aggregate equity award pool that will be available for grants to all eligible recipients of stock-based awards. The Compensation Committee may also recommend the establishment of special purpose share budgets for proposed interim grants. After considering such recommendations, the Board of Directors approves a budget and delegates authority to the Compensation Committee to make awards to our executive officers and other teammates, and to the chair of the Compensation Committee to make grants to non-executive officer teammates within the authorized budget.

The stock-based awards that are granted to our named executive officers are generally made as part of a broad grant to teammates which occurs annually (typically in the first half of the year). Discretionary interim awards to our named executive officers may be made during the year to address special circumstances, such as retention concerns, promotions and special performance recognition awards, and new hire awards. The timing of the annual grants is generally dictated by the timing of the completion of performance reviews and the timing of decisions regarding other forms of direct compensation. The timing of the interim grants depends upon individual circumstances. We do not have any program, plan or practice to time interim awards in coordination with the release of material non-public information; however, it is possible that awards may be granted at times when the company is in possession of material non-public information. Under the terms of the Equity Compensation Plan, awards are granted with an exercise or base price not less than the closing price of our common stock on the date of grant.

The Compensation Committee reviews with our chief executive officer the annual grant recommendations for our named executive officers and other teammates in advance of the grant date. Based on these discussions, our chief executive officer provides final grant recommendations to the Compensation Committee for approval within approximately 30 days after the initial meeting with the Compensation Committee. The grant date is the date of approval of the awards by our Compensation Committee or the Board of Directors. Interim discretionary grants are recommended by our chief executive officer and management and reviewed by the Compensation Committee as a part of mid-year performance evaluations, special projects participation and other factors. The Board of Directors has delegated the authority to our chief executive officer, chief operating officer and chief financial officer to grant a limited number of stock-based awards to teammates, other than our named executive officers, between meetings of the Board of Directors in accordance with guidelines established by the Compensation Committee. All interim awards have a grant date of the date of approval by the Compensation Committee or the Board of Directors or pursuant to delegated authority, as applicable.

Stock Options, Stock Appreciation Rights and Restricted Stock Units. Since July 2006, we have primarily issued SSARs in lieu of stock options. The economic value and tax and accounting treatment of SSARs are comparable to those of stock options, but SSARs are less dilutive to our stockholders because only shares with a total value equal to the grantee’s gain (the difference between the fair market value of the base shares and their base price) are ultimately issued. Stock options and SSARs are granted with an exercise or base price not less than the closing price of our common stock on the date of grant and vest based on the passage of time. Awards of SSARs and stock options generally vest 25% after 12 months from the date of grant, 8.33% at the 20th month and 8.33% every four months thereafter until fully vested, although alternative vesting schedules may be designated with reference to retention concerns, the future timing of value expected to vest from prior awards and other factors. From time to time, we also award restricted stock units to our named executive officers as part of our compensation program. We award restricted stock units because full value share awards can more closely align the interests of executives with stockholder interests by providing better parity between total stockholder returns and the executive’s gains or losses on the awards than is achievable with stock options or SSARs. Restricted stock units granted under the Equity Compensation Plan vest with the passage of time over a period of three years or more, generally at a rate of 33.33% after 36 months from the date of grant and 11.11% every four months thereafter until fully vested, although the Compensation Committee may approve alternative vesting schedules based on performance and other retention related factors. We currently do not award other forms of stock-based awards to teammates.

Management Share Ownership Policy. We have a share ownership policy which applies to all members of our management team at the vice president level and above. The management share ownership policy is similar to our share ownership policy which applies to all non-management members of our Board of Directors as described on page 11 of this proxy statement. The purpose of the policy is to ensure that our executive officers and other members of our senior management team accumulate a meaningful ownership stake in the company over time by retaining a specified number of shares of our common stock. Both shares owned directly and shares underlying vested but unexercised stock options, SSARs and restricted stock units are included in the determination of whether the share ownership guidelines are met. The total net realizable share value retained must have a current market value of not less than the lower of 25% of the total equity award value realized by the executive to date in excess of $100,000; or a specific multiple of the executive’s base salary. The salary multiple requirement is 5.0 for Mr. Thiry, 3.0 for Mr. Kogod, Mr. Whitney and Mr. Rodriguez and 1.0 for Mr. Hilger. As of December 31, 2008, Mr. Thiry and Mr. Whitney were in compliance with the management share ownership guidelines. Failure to meet the share ownership guidelines as a result of individually directed transactions is generally a factor considered in future compensation and management responsibility decisions, but in 2008, the decline in the value of the company’s stock resulted in a lack of compliance with the policy on the part of the remaining named executive officers.

Cash Compensation. Cash compensation is paid to our named executive officers in the form of salary and discretionary performance bonuses or in the case of certain executive officers designated by the Compensation Committee, under our performance-based Executive Incentive Plan.

Base Salary. Base salary is included in the compensation of our named executive officers because we believe it is appropriate that some portion of compensation be provided in a form that is liquid and assured. Base salaries are initially established at levels necessary to enable us to attract and retain highly qualified executives with reference to comparative pay within the company for executives with similar levels of responsibility, prior experience of the executive and expected contributions to company performance. We do not guarantee salary adjustments on a yearly basis and the Compensation Committee considers adjustments to salary as part of the overall compensation assessment for our named executive officers.

Discretionary Performance Bonus. Our named executive officers are eligible for an annual discretionary cash performance bonus or, for certain executives, a performance bonus under our Executive Incentive Plan. We believe that cash bonuses based on performance provide an incentive to consistently excel on an individual level as well as to contribute to the overall success of the company. Our chief executive officer recommends to the Compensation Committee the performance bonus amount for our named executive officers, and the final performance bonus amounts are reviewed by the Compensation Committee and sometimes adjusted in consultation with our chief executive officer, prior to approval by the Compensation Committee. The Compensation Committee determines the performance bonus amount for our chief executive officer without recommendations from management.

From time to time, we also make bonus opportunities available to our named executive officers for highly difficult and significant value-added achievements in the form of “touchdown” bonuses or “spot” bonuses. In the case of touchdown bonuses, our chief executive officer identifies eligible participants for these bonuses and establishes one or more measurable performance goals in consultation with the Compensation Committee or the Chair of the Compensation Committee and with input from the participating named executive officer. In the case of spot bonuses, our chief executive officer identifies individuals who have demonstrated performance above and beyond their normal duties resulting in a significant achievement. Our chief executive officer uses his discretion when determining the amount of the award, taking into consideration the significance of the accomplishment, the individual’s current and prior compensation and other factors.

Executive Incentive Plan. We also maintain an Executive Incentive Plan, in which our chief executive officer and other executives selected by the Compensation Committee may participate. The Executive Incentive Plan is structured to satisfy the requirements of Section 162(m) of the Internal Revenue Code as described below, and individuals expected to receive compensation in excess of certain levels specified by Section 162(m) are selected to participate. Awards under the plan are payable in cash or in restricted stock units up to an annual maximum of $10 million per executive. When identifying potential participants for the plan, the Compensation Committee considers the projected total compensation for the eligible executive and the likelihood that such compensation will exceed $1 million for any one calendar year. The Compensation Committee has historically established an operating income target as the performance measure for participants in the Executive Incentive Plan. The Compensation Committee uses operating income as the relevant performance measure because it believes that operating income provides the best measurement of our operating results, is a key measure of the financial strength and stability of our company, and can also be consistently measured by us and our stockholders against the operating results of other companies in our industry.

For 2008, the Compensation Committee established a calendar year operating income target of not less than $675 million as the performance goal and identified Mr. Thiry, Mr. Mello, Mr. Kogod and Mr. Rodriguez as eligible participants in the Executive Incentive Plan. The Compensation Committee considered the company’s estimates of 2008 budgeted operating income, as approved by the Board of Directors, when this target was established and attempted to establish a performance target at a level that would merit payment of a performance bonus under the Executive Incentive Plan. The Compensation Committee established a maximum award amount of up to $10 million for Mr. Thiry and Mr. Mello and a maximum award amount of up to $5 million for Mr. Kogod and Mr. Rodriguez to provide the Compensation Committee with the ability to apply only negative discretion in determining incentive compensation, as required for compliance with Internal Revenue Code section 162(m). The Compensation Committee did not establish a target award amount. See “Section 162(m)” below.

The company achieved operating income of $822 million for 2008 which exceeded the target goal. Accordingly, the Compensation Committee awarded 2008 performance bonuses to Mr. Thiry, Mr. Mello, Mr. Kogod and Mr. Rodriguez under the Executive Incentive Plan. When determining the award amounts, the Compensation Committee considered the achievement of the target goal, as well as overall company and individual performance as described below. The award of amounts below the maximum amount permitted was not a negative reflection on the performance of the eligible participants. If the Compensation Committee were to have both negative and positive discretion over the bonus amounts, such amounts would not qualify for the Section 162(m) tax deduction.

As described in this proxy statement under “Proposal No. 2: Amendment and Restatement of the DaVita Inc. Executive Incentive Plan”, our Compensation Committee has approved an amendment and restatement of the Executive Incentive Plan which will be effective during 2009, subject to approval by our stockholders. The most significant amendment is to permit incentive compensation payments for performance periods other than on a calendar year basis as determined by the Compensation Committee. Currently, the plan only applies to a calendar year performance period. We believe that permitting more flexible incentive compensation performance periods can motivate executives to address more effectively those financial and strategic goals that require performance over a multi-year period or over a period other than a calendar year and are in the long-term interests of our stockholders.

Section 162(m). Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1 million paid to our chief executive officer or any of the other three most highly compensated executive officers at the end of our fiscal year will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Section 162(m), such as the exception for performance-based compensation. As currently constituted, Section 162(m) does not apply to our chief financial officer solely by reason of his serving the company in that capacity. We attempt to structure our compensation programs such that compensation paid will be tax deductible by our company whenever possible. However, the deductibility of some types of payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond our control can also affect the deductibility of compensation. Our Executive Incentive Plan described above is intended to satisfy the requirements of Section 162(m).

Personal Benefits and Perquisites. As described above, our compensation programs for named executive officers emphasize compensation based on performance and compensation which serves to align our named executive officers’ interests with those of our stockholders. As a result, the Compensation Committee has determined that the company should provide few perquisites to named executive officers. The perquisites and personal benefits that we do provide support important attraction and retention objectives. We also consider the extent to which the perquisite or personal benefit provided serves to enhance the performance of our named executive officers in light of the demands on these individuals’ time. The perquisites and personal benefits available to our named executive officers are reviewed annually by the Compensation Committee.

The Compensation Committee has authorized the personal use of a fractionally-owned or chartered corporate aircraft by some of our named executive officers. One of the Compensation Committee’s objectives is to ensure that our named executive officers are afforded adequate flexibility to allow for sufficient personal time in light of the significant demands of the company. The Compensation Committee believes that access to an aircraft for personal travel enables our named executive officers to maximize their work hours, particularly in light of their demanding business travel schedules.

Our chief executive officer is authorized by the Compensation Committee to use a fractionally-owned or chartered corporate aircraft for business purposes, for long-distance commuting and for a fixed number of hours per year for personal use instead of additional cash compensation which would have otherwise been paid. Mr. Thiry lives in northern California and frequently works from northern California when he is not otherwise traveling. The Compensation Committee and the Board of Directors determined that it is in the best interests of the company and its stockholders that Mr. Thiry travel to the company’s executive offices in El Segundo, California frequently and as needed and provided the use of a fractionally-owned or chartered corporate aircraft for this purpose. When Mr. Thiry travels to our executive offices for business purposes, we have treated these trips as long-distance commuting. These trips are required for business purposes but our treatment of these trips as long-distance commuting requires that Mr. Thiry be taxed on the value of these trips which is included in Mr. Thiry’s personal income in accordance with applicable tax regulations. For the three-year period beginning in 2006, Mr. Thiry’s average use of an aircraft for long-distance commuting represented a majority of the total number of hours the aircraft was flown by him for personal use (including long-distance commuting). Separately, as part of his aggregate compensation package, the Compensation Committee approves a fixed number of hours for personal use each year and unused hours from the prior year are available for use the following year. When determining the number of hours of personal use of aircraft to award, the Compensation Committee takes into consideration Mr. Thiry’s overall compensation package. If Mr. Thiry were to exceed the fixed number of hours for personal use that is unrelated to business or long-distance commuting in a given year, the excess hours of personal use would offset the number of hours approved by the Compensation Committee the following year for personal use or Mr. Thiry would be required to compensate us directly, although historically he has not exceeded the hours authorized for personal use. The chairman of the Compensation Committee reviews all business and personal use of the aircraft annually, including detailed passenger logs with special attention to mixed business and personal use and required reimbursements to the company.

We also make available to our named executive officers and approximately 2,000 teammates at the manager level and above, use of a corporate residential property which is rented by the company and located in close proximity to our corporate headquarters. This property is generally available to teammates for business travel purposes, as temporary housing during an executive relocation and for other personal use as approved by the company. When Mr. Thiry travels to our executive offices for business purposes, he has access to the use of the corporate residential rental property. As with the aircraft, when Mr. Thiry uses the corporate residential rental property for business purposes, we treat his use as a commuting expense and Mr. Thiry is taxed on the value of this benefit which is included in Mr. Thiry’s personal income in accordance with applicable tax regulations. In 2008, the use of the corporate residential rental property by Mr. Thiry represented approximately 19% of all use of the corporate residential rental property by teammates, including shared occupancy of the corporate residential rental property by Mr. Thiry and other teammates. All teammates, including our named executive officers, using the corporate residential rental property for personal use are required to reimburse the company a fixed amount to cover incremental expense to the company.

Deferred Compensation Programs. Our deferred compensation programs permit certain teammates, including our named executive officers, to defer compensation at the election of the participant or at the election of the company. We maintain a Voluntary Deferral Plan which allows certain teammates, including our named executive officers, to defer a percentage of their base salary, cash bonus and other compensation as identified by the company. We also maintain a Deferred Bonus Plan which permits us to award deferred compensation which vests over time and serves as a retention tool for our named executive officers by providing an incentive for them to remain with the company to receive such awards. See “2008 Nonqualified Deferred Compensation” beginning on page 41 of this proxy statement for a discussion of the deferred compensation benefits provided to our named executive officers.

Pension Plans. We do not maintain a defined benefit pension plan for any of our teammates, including our named executive officers. We believe that the significant stock-based awards provided to our named executive officers have the potential to provide cash compensation that is comparable to amounts that could otherwise be awarded under a pension plan. We also believe that equity compensation tied to the performance of the company’s stock provides a greater performance incentive for our named executive officers than we would otherwise achieve through pension plan benefits while still serving as an effective retention incentive.

Severance and Change of Control Arrangements. We have entered into employment agreements with each of our named executive officers, other than Mr. Rodriguez. These agreements, among other things, provide for severance benefits in the event of a termination of employment in certain circumstances, including, with respect to certain named executive officers, the departure of the named executive officer following a change of control of our company. Each agreement is individually negotiated and the terms vary. When entering into employment agreements with our named executive officers, we attempt to provide severance and change of control benefits which strike a balance between providing sufficient protections for the named executive officer while still providing post-termination compensation that is reasonable and in the best interests of the company and our stockholders. We have also adopted the DaVita Inc. Severance Plan (the “DaVita Severance Plan”), which provides for severance benefits for our vice presidents and director-level teammates in the event of termination in certain circumstances. See “Potential Payments Upon Termination or Change of Control” beginning on page 43 of this proxy statement for a description of the severance and change of control arrangements set forth in our employment agreements with the named executive officers and the DaVita Severance Plan.

In addition, our stock-based award agreements provide for accelerated vesting of stock-based awards in certain circumstances following a change of control of the company or in the case of a resignation for “good reason”. The terms of individual agreements vary but under our current stock-based award agreements accelerated vesting of stock-based awards is generally triggered when a change of control event occurs and either the acquiring entity fails to assume, convert or replace the stock-based award or the grantee’s employment is terminated within the twenty-four-month period following a change of control or if the executive resigns for “good reason” as provided in his or her applicable employment agreement. For stock-based award agreements entered into prior to October 2006, accelerated vesting of stock-based awards is triggered when a change of control event occurs, even if there is no subsequent termination or resignation. Our stock-based award agreements further provide that a change of control shall not be deemed to have occurred if the person acting as chief executive officer for the six months prior to such transaction becomes the chief executive officer or executive chairman of the board of directors of the acquiring entity and remains in such position for at least one year following the transaction and a majority of the acquiror’s board of directors immediately after such transaction consists of persons who were directors of the company immediately prior to such transaction. The additional acceleration provisions in our stock-based award agreements further serve to secure the continued employment and commitment of our named executive officers prior to or following a change of control. See “Potential Payments Upon Termination or Change of Control” beginning on page 43 of this proxy statement for more information regarding accelerated vesting under our stock-based award agreements.

Compensation for Named Executive Officers for 2008

Chief Executive Officer. In determining the 2008 compensation for our chief executive officer, the Compensation Committee conducted an assessment of Mr. Thiry’s role in the company’s performance in the following areas:

•	continuing improvements in clinical outcomes and quality of patient care,

•	healthcare regulatory compliance initiatives,

•	cash flow, volume growth, relative stock performance and center growth,

•	performance in improving organizational capability,

•	management recruitment, retention, diversity and succession planning,

•	enhancement of strategic business initiatives,

•	good corporate citizenship, and

•	the sustainability of our adherence to our long term mission and values.

The Compensation Committee determined that Mr. Thiry’s effectiveness was reflected in the company’s relatively strong performance in these areas despite challenging economic conditions. The Compensation Committee also considered Mr. Thiry’s accomplishments in several non-financial areas that it determined provided increased value to the company in 2008 and which are important to our continued success, including his:

•	involvement in company leadership in public policy efforts which promote the interests of the company and the dialysis industry as a whole,

•	continued industry leadership in quality of patient care and clinical outcomes,

•	successful working relationship with the Board of Directors and focus on Board diversity,

•	efforts with respect to commercial payor matters, and

•	efforts in leadership development, management recruitment and succession planning.

The Compensation Committee and the independent members of the Board of Directors determined that Mr. Thiry had exhibited strong performance in 2008, but in response to current economic conditions, awarded reduced compensation to Mr. Thiry as follows:

•	The Compensation Committee elected not to increase his 2008 base salary of $1,050,000 for 2009, consistent with its decision not to award merit increases to base salary.

•	The Compensation Committee awarded him a cash bonus in the amount of $2,000,000 under the Executive Incentive Plan for his performance in 2008 (which was less than his 2007 cash bonus).

•

In 2009, the Compensation Committee awarded Mr. Thiry 650,000 SSARs for 2008 performance. The award of SSARs was also at a reduced level as compared to the 750,000 SSARs awarded in 2008 for 2007 performance.

The Compensation Committee increased the fixed number of hours of personal use of a fractionally-owned or chartered corporate aircraft allocated to Mr. Thiry for 2008 to 50 hours from 42 hours allocated for 2007. For 2009, the Compensation Committee elected not to increase the number of fixed hours of use of the aircraft available to Mr. Thiry which remains at 50 hours. When establishing the number of hours to award for the year, the Compensation Committee considered the overall travel burdens required by his position and the relationship between business and non-business travel for Mr. Thiry for the year, as well as his overall compensation package.

We entered into an employment agreement with Mr. Thiry in 2008, the terms of which reflect Mr. Thiry’s anticipated future contributions to the company and our retention objectives with respect to Mr. Thiry.

Chief Operating Officer. Mr. Mello served as our chief operating officer through December 2008. Mr. Mello will continue to work with the company on a full-time basis through May 2009 and will continue on a part-time basis thereafter. The Compensation Committee determined that Mr. Mello had delivered strong individual performance in 2008 and was an integral part of the company’s long-term success, but in response to current economic conditions, awarded a reduced cash bonus award to Mr. Mello. The Compensation Committee decreased Mr. Mello’s 2008 base salary of $800,000 to $600,000 for 2009 to reflect the reduction in his responsibilities. Mr. Mello’s base salary will be further reduced proportionately when he moves to a part-time schedule. Mr. Mello was awarded a discretionary cash bonus by our chief executive officer in 2008 in the amount of $150,000 for 2008 performance and a cash bonus in the amount of $850,000 under the Executive Incentive Plan for 2008 performance. The amount of the discretionary cash bonus reduced the amount of the final award made to Mr. Mello for 2008 performance under the Executive Incentive Plan. Mr. Mello was not awarded any stock-based awards in 2009. The Compensation Committee considered the value of Mr. Mello’s outstanding equity awards and the anticipated reduction in work schedule when making this determination. In 2008, Mr. Mello was awarded 300,000 SSARs primarily for performance in 2007.

In 2008, Mr. Mello was awarded 10 hours of personal use of a fractionally-owned or chartered corporate aircraft for use annually in 2008 and 2009, which amount will be reduced proportionately upon reduction of his schedule.

Effective January 1, 2009, Mr. Kogod was appointed our chief operating officer. Prior to that time, Mr. Kogod served as our President-West. The Compensation Committee gave significant weight to the substantial increase in responsibilities related to his new role when determining his 2008 compensation. In 2008, Mr. Kogod’s salary was $500,000 and was increased to $650,000 for 2009. Mr. Kogod’s cash bonus for 2008 performance was $750,000 reflecting his strong leadership skills, a successful transition of his prior responsibilities and his substantial contributions to the company’s operational and clinical performance. Mr. Kogod was also awarded a discretionary cash bonus by our chief executive officer in the amount of $150,000 for 2008 performance. The amount of the discretionary cash bonus award reduced the amount of the final award made to Mr. Kogod for 2008 performance under the Executive Incentive Plan. In 2009, Mr. Kogod was awarded 350,000 SSARs for 2008 performance. In addition to the factors described above, the Compensation Committee placed significant emphasis on long-term retention objectives for Mr. Kogod, the value of Mr. Kogod’s outstanding equity awards, his overall individual performance and the Compensation Committee’s objective to create long-term incentives through significant equity grants when making this award. Mr. Kogod was awarded 200,000 SSARs in 2008 for performance in 2007.

In 2008, Mr. Kogod was awarded 10 hours of personal use of a fractionally-owned or chartered corporate aircraft for use in 2008 and in 2009 he was awarded an additional 10 hours for use in 2009.

Chief Financial Officer. Mr. Whitney became our chief financial officer in March 2008 and serves in this capacity on a part-time basis. Mr. Whitney’s 2008 compensation reflects the terms of his employment agreement which established compensation at a level sufficient to recruit and retain Mr. Whitney in light of his substantial prior experience, familiarity with our industry and anticipated contributions to the company. Pursuant to the terms of his employment agreement, Mr. Whitney’s 2008 base salary was $500,000 and the Compensation Committee elected not to increase Mr. Whitney’s salary for 2009. Mr. Whitney was awarded a cash bonus for 2008 performance in the amount of $233,750 which included a discretionary cash bonus in the amount of $150,000 awarded by our chief executive officer for 2008 performance. The amount of the discretionary cash bonus award reduced the amount of the final award made to Mr. Whitney for 2008 performance. In 2009, Mr. Whitney was awarded 100,000 SSARs for performance in 2008. The compensation awarded reflected the Compensation Committee’s generally high level of satisfaction with his performance, including, among other things, Mr. Whitney’s significant contributions to the company’s strong operating performance, his effective management of the company’s leverage ratio, his effective integration in the role of chief financial officer and his effective communications with the Board of Directors and industry and market professionals. The grants of SSARs awarded to Mr. Whitney in 2008 were made pursuant to the terms of his employment agreement.

Additional Named Executive Officer Compensation. For Mr. Hilger and Mr. Rodriguez, the Compensation Committee awarded compensation consistent with its goal of rewarding performance in light of current economic conditions. The Compensation Committee reviewed Mr. Hilger’s and Mr. Rodriguez’s performance and determined that they directly contributed to the company’s 2008 overall performance. When reviewing their individual performance, the Compensation Committee placed particular emphasis on operating performance in their respective areas of responsibility, their development as managers, their efforts in succession planning for their positions, their individual performance in line with the company’s mission and values and their overall relationship with the company.

Consistent with the Compensation Committee’s decision not to award merit increases to base salary in 2009, Mr. Hilger and Mr. Rodriguez did not receive increases to their 2008 base salaries.

When awarding Mr. Hilger’s cash bonus of $60,500 for 2008 performance, the Compensation Committee considered his overall performance in 2008. When awarding Mr. Rodriguez’s cash bonus of $250,000 for 2008 performance, the Compensation Committee considered his overall performance in 2008, his increased level of responsibility and the intensity of those responsibilities, potential future contributions to the long-term development of the company and retention objectives. Mr. Rodriguez was also awarded a discretionary cash bonus by our chief executive officer in the amount of $150,000 for 2008 performance. The amount of the discretionary cash bonus award reduced the amount of the final award made to Mr. Rodriguez for 2008 performance under the Executive Incentive Plan. In 2008, Mr. Rodriguez was awarded 6 hours of personal use of a fractionally-owned or chartered corporate aircraft for use annually.

In 2009, Messrs. Hilger and Rodriguez received awards of SSARs in the amounts of 20,000, and 65,000, respectively, for 2008 performance. The Compensation Committee considered the value of the executive’s outstanding equity awards, retention objectives and overall individual performance in 2008 when establishing these awards. In 2008, Messrs. Hilger and Rodriguez received awards of SSARs in the amounts of 40,000 and 100,000, respectively, primarily for 2007 performance.

2008 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)		Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compen- sation (4) ($)	All Other Compen- sation (5) ($)	Total ($)
Kent J. Thiry	2008	$1,023,076	—	(6)	$109,853	$7,560,053	$2,000,000	$354,111	$11,047,093
Chairman of the Board and Chief Executive Officer	2007	$940,767	—	(6)	$263,294	$6,671,290	$2,100,000	$260,123	$10,235,474
	2006	$885,079	—	(6)	$434,698	$4,786,593	$1,800,000	$495,936	$8,402,306

James K. Hilger*	2008	$214,622	$60,500		—	$760,461	—	$226	$1,035,809
Vice President and Controller	2007	$196,923	$265,522	(7)	—	$595,810	—	$227	$1,058,482

Dennis Kogod Chief Operating Officer	2008	$472,414	$150,000	(8)	$21,943	$1,208,616	$750,000	$11,109	$2,614,082

Joseph C. Mello**	2008	$773,077	$150,000	(9)	$42,803	$3,403,402	$850,000	$55,214	$5,274,496
Former Chief Operating Officer	2007	$700,003	$2,500	(9)	$106,984	$3,020,984	$1,400,000	$5,623	$5,236,094
	2006	$630,768	—	(9)	$185,360	$2,207,864	$1,200,000	$3,492	$4,227,484

Javier Rodriguez	2008	$492,300	$150,000	(10)	$164,353	$2,177,156	$250,000	$26,738	$3,260,547
Senior Vice President	2007	$275,385	$602,500		$76,127	$1,589,463	—	$283	$2,543,758

Richard K. Whitney***	2008	$423,077	$233,750		—	$1,310,936	—	$314	$1,968,077
Chief Financial Officer

*	Mr. Hilger was our acting chief financial officer from November 2007 through February 2008.
**	Mr. Mello was our chief operating officer from June 2000 through December 2008.
***	Mr. Whitney was appointed as our chief financial officer in March 2008.
(1)

Bonuses are reported for the year with respect to which they were earned, regardless of when such bonuses are paid. Bonuses may be paid in cash, stock options, SSARs, restricted stock units or a combination of cash, stock options, SSARs and restricted stock units. The cash component of a bonus is included in this column; however, the cash component of any bonus awarded under our Executive Incentive Plan is included in the “Non-Equity Incentive Plan Compensation” column. In 2006, 2007 and 2008, bonuses were only paid in cash.

(2)

The amounts shown in this column reflect restricted stock unit awards and are the expense amounts recognized for financial statement reporting purposes for such awards during the applicable year pursuant to the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123R”), except that, in accordance with rules of the SEC, any estimate for forfeitures related to service-based vesting conditions is excluded from and does not reduce such amount. See Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FAS 123R.

(3)

The amounts shown in this column are the expense amounts recognized for financial statement reporting purposes for stock options and SSARs during the applicable year pursuant to FAS 123R, except that, in accordance with rules of the SEC, any estimate for forfeitures related to service-based vesting conditions is excluded from and does not reduce such amount. See Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FAS 123R.

(4)

The amounts shown in this column constitute payments made under our Executive Incentive Plan. Under our Executive Incentive Plan, awards are reported for the year with respect to which they were earned, regardless of when the award is paid. Please see the “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table” below for a discussion of the performance criteria under the Executive Incentive Plan.

(5)

Amounts included in this column are set forth by category below. The amounts disclosed, other than use of a fractionally-owned or chartered corporate aircraft and corporate residential rental property usage, are the actual costs to the company of providing these benefits. Because both a fractionally-owned or chartered corporate aircraft and the corporate residential rental property are used primarily for business purposes, we do not include in incremental cost the fixed costs that do not change based on usage. The incremental cost to us of personal use of a fractionally-owned or chartered corporate aircraft, including use for commuting, is calculated based on the variable operating costs related to the operation of the aircraft, including fuel costs and landing fees, trip-related repairs and maintenance, catering and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as pilot salaries, training, utilities, depreciation, management fees, taxes and general repairs and maintenance are excluded. The incremental cost to us of personal use of the corporate residential rental property, including for commuting purposes, is calculated based on the variable cost related to the maintenance of the property, which primarily includes the cleaning costs associated with each use of the property. The value of the personal use of a fractionally-owned or chartered corporate aircraft and the corporate residential property by our named executive officers is included in their personal income in accordance with applicable tax regulations.

Name	Year	Aircraft Usage ($)		Corporate Residential Property Usage ($)	Life Insurance Premiums ($)	Medical Insurance Cost Offset ($)	Total All Other Compensation ($)
Kent J. Thiry	2008	$352,770	(a)	*	*	—	$354,111
	2007	$259,481	(a)	*	*	—	$260,123
	2006	$494,492	(a)	*	*	*	$495,936
James K. Hilger	2008	—		—	*	—	$226
	2007	—		—	*	—	$227
Dennis Kogod	2008	$10,609		—	*	—	$11,109	(b)
Joseph C. Mello	2008	$54,541		*	*	—	$55,214
	2007	$5,281		—	*	—	$5,623
	2006	$2,689		—	*	*	$3,492
Javier Rodriguez	2008	$26,396		—	*	—	$26,738
	2007	—		—	*	—	$283
Richard K. Whitney	2008	—		—	*	—	$314

*	Amount represents less than $1,000.
(a)

Mr. Thiry lives in northern California and frequently works from northern California when he is not otherwise traveling. The Compensation Committee and the Board of Directors determined that it is in the best interests of the company and its stockholders that Mr. Thiry travel to the company’s executive offices frequently and as needed. As a result, the Compensation Committee provided the use of a fractionally-owned or chartered corporate aircraft for this purpose instead of additional cash compensation which would have otherwise been paid. When Mr. Thiry travels to our executive offices in El Segundo, California for business purposes, we have treated these trips as long-distance commuting. These trips are required for business purposes, but our treatment of these trips as long-distance commuting requires that Mr. Thiry be taxed on the value of these trips which is included in Mr. Thiry’s personal income in accordance with applicable tax regulations. For the three-year period beginning in 2006, Mr. Thiry’s average use of an aircraft for long-distance commuting represented a majority of the total number of hours the aircraft was flown by him for personal use (including long-distance commuting). Separately, as part of his aggregate compensation package, personal use of a fractionally-owned or chartered corporate aircraft is available to Mr. Thiry for a fixed number of hours per year as authorized by the Compensation Committee. When determining the characterization of trips that include a personal component, various factors are considered, including the primary reason for the trip, the importance and necessity of the business component and the materiality of the personal component. In 2006, this amount included the incremental cost related to the use of a chartered aircraft, approved in advance by the chair of the Compensation Committee, for a personal trip where the original self-funded travel arrangements were irrevocably cancelled for a critical business purpose. If Mr. Thiry were to exceed the fixed number of hours for personal use that is unrelated to business or long-distance commuting in a given year, the excess hours of personal use would offset the number of hours approved by the Compensation Committee the following year for personal use or Mr. Thiry would be required to compensate us directly. Historically, Mr. Thiry has not exceeded the hours authorized for personal use.

(b)	Includes a $100 gift card.
(6)	Mr. Thiry’s annual performance bonus was awarded under our Executive Incentive Plan and is included under the “Non-Equity Incentive Plan Compensation” column.
(7)

This amount includes deferred bonuses earned in 2007 of $27,522 and paid in April 2009 and $100,000 payable in June 2009, which payment is subject only to Mr. Hilger’s continued employment at that time. These amounts were paid by the company into a Deferred Bonus Plan account for the benefit of Mr. Hilger subsequent to December 31, 2007 and such amounts would immediately vest and become payable upon Mr. Hilger’s death or disability, a change in control of the company, which includes a change in ownership of the company, a change in effective control of the company and a change in the ownership of a substantial portion of the assets of the company, or Mr. Hilger’s termination in connection with a reduction in force, which is defined as the termination of two or more teammates at the same time in connection with the elimination of a department or a decrease in business.

(8)	Mr. Kogod’s annual performance bonus awarded under our Executive Incentive Plan is included under the “Non-Equity Incentive Plan Compensation” column.
(9)	Mr. Mello’s annual performance bonus awarded under our Executive Incentive Plan is included under the “Non-Equity Incentive Plan Compensation” column.
(10)	Mr. Rodriguez’s annual performance bonus awarded under our Executive Incentive Plan is included under the “Non-Equity Incentive Plan Compensation” column.

The following table sets forth information concerning awards made to each of the named executive officers under the company’s Executive Incentive Plan and equity compensation plans during 2008.

2008 Grants of Plan-Based Awards

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options (#)		Exercise or Base Price of Option awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
			Target ($)	Maximum ($)
Kent J. Thiry	3/11/2008	3/11/2008	$1,050,000	$10,000,000		750,000	(3)	$43.70	$7,657,200
James K. Hilger	2/28/2008	2/28/2008				40,000	(3)	$50.37	$470,716
Dennis Kogod	2/28/2008	2/28/2008	$325,000	$5,000,000		200,000	(3)	$50.37	$2,353,580
Joseph C. Mello	3/10/2008	3/10/2008	$1,400,000	$10,000,000		300,000	(3)	$45.63	$3,198,150
Javier Rodriguez	2/28/2008	2/28/2008	$500,000	$5,000,000		100,000	(3)	$50.37	$1,716,790
Richard K. Whitney	2/14/2008	2/14/2008				70,000	(4)	$50.50	$642,677
	2/15/2008	2/14/2008				50,000	(5)	$50.99	$463,510
	2/19/2008	2/14/2008				30,000	(6)	$50.82	$277,179
	2/20/2008	2/14/2008				30,000	(7)	$50.42	$274,998
	2/21/2008	2/14/2008				20,000	(8)	$50.84	$184,858

(1)

The maximum amounts reported reflect the maximum potential bonus levels set by the Compensation Committee under the Executive Incentive Plan in 2008. With respect to Mr. Thiry, the target amount set forth above for the Executive Incentive Plan is Mr. Thiry’s current annual base salary, which is the target set in his employment agreement; however, an actual award may exceed that amount. With respect to Mr. Mello, because the Compensation Committee does not set a target amount under the Executive Incentive Plan, under the rules of the SEC, the target amount reported for Mr. Mello is the cash bonus amount earned by him under the plan in 2007. Mr. Kogod and Mr. Rodriguez did not participate in the plan in 2007, therefore the target amounts reported are the cash bonus amounts earned for 2007 performance. In each case, the cash bonus amounts actually earned by Mr. Thiry, Mr. Mello, Mr. Kogod and Mr. Rodriguez in 2008 are reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. Please see the “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table” below for a discussion of the performance criteria under the Executive Incentive Plan.

(2)

These amounts are the aggregate grant date fair values of each award determined pursuant to FAS 123R. See Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123R.

(3)

This number represents SSARs awarded under the Equity Compensation Plan. This award vests 25% at the 12th month from the date of grant, 8.33% at the 20th month following the grant date, and 8.33% every four months thereafter from the grant date.

(4)	This number represents SSARs awarded under the Equity Compensation Plan. This award vested 100% on February 18, 2009.
(5)	This number represents SSARs awarded under the Equity Compensation Plan. 46,667 of these SSARs vested on February 18, 2009 and 3,333 vested on March 18, 2009.
(6)

This number represents SSARs awarded under the Equity Compensation Plan. 3,611 of these SSARs vested on March 18, 2009 and 6,944 vested on April 18, 2009. 6,944 of these SSARs will vest on each of May 18, 2009 and June 18, 2009, and 5,557 will vest on July 18, 2009, in each case, so long as Mr. Whitney is either chief financial officer or employed by the company and working at least 25 hours per week for the company.

(7)	This number represents SSARs awarded under the Equity Compensation Plan. These SSARs vest as follows: 1,387 on July 18, 2009, 6,945 on each of August 18, 2009, September 18, 2009, October 18, 2009

and November 18, 2009, and 833 on December 18, 2009, in each case, so long as Mr. Whitney is either chief financial officer or employed by the company and working at least 25 hours per week for the company.

(8)

This number represents SSARs awarded under the Equity Compensation Plan. These SSARs vest as follows: 6,112 on December 18, 2009 and 6,944 on each of January 18, 2010 and February 18, 2010, in each case, so long as Mr. Whitney is either chief financial officer or employed by the company and working at least 25 hours per week for the company.

Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

On July 25, 2008, we entered into a new employment agreement with Mr. Thiry which replaced his employment agreement that was entered into on October 18, 1999 (as amended on May 20, 2000, November 28, 2000 and March 20, 2005). The employment agreement provides for an initial term through July 25, 2011 and continues thereafter with no further action by either party for successive one-year terms. Mr. Thiry is eligible to receive a bonus based upon the achievement of performance goals as determined by the Compensation Committee and the independent directors in accordance with the Compensation Committee charter. His target incentive bonus under his employment agreement is his annual base salary in effect during the beginning of the applicable fiscal year, although his actual incentive bonus may exceed that amount in a particular year, and has exceeded that amount in recent years.

We entered into an employment agreement with Mr. Hilger effective September 22, 2005. This agreement was subsequently amended effective December 12, 2008. The agreement provides for employment at will, with either party permitted to terminate the agreement at any time, with or without cause, subject to notice requirements. Mr. Hilger is eligible to receive a discretionary performance bonus with the actual amount to be decided by our chief executive officer and/or the Board of Directors or the Compensation Committee.

We entered into an employment agreement with Mr. Kogod effective October 24, 2005. This agreement was subsequently amended effective December 12, 2008. The agreement provides for employment at will, with either party permitted to terminate the agreement at any time, with or without cause, subject to notice requirements. Mr. Kogod is eligible to receive a discretionary performance bonus with the actual amount to be decided by our chief executive officer and/or the Board of Directors or the Compensation Committee.

On June 15, 2000, we entered into an employment agreement with Mr. Mello. This agreement was subsequently amended on May 19, 2004 and December 12, 2008. The agreement provides for employment at will, with either party permitted to terminate the agreement at any time, with or without cause, subject to notice requirements. Mr. Mello is eligible to receive an annual performance bonus with the actual amount decided by our chief executive officer and/or Board of Directors or the Compensation Committee. Mr. Mello retired from his position as chief operating officer of the company effective January 1, 2009. Mr. Mello will continue with the company on a full-time basis through May 2009 and on a part-time basis thereafter.

We do not have an employment agreement with Mr. Rodriguez.

On February 13, 2008, we entered into an employment agreement with Mr. Whitney. The agreement provides for employment at will, with either party permitted to terminate the agreement at any time, with or without cause, subject to notice requirements. Mr. Whitney is eligible to receive a discretionary performance bonus with the actual amount to be decided by our chief executive officer and/or the Board of Directors or the Compensation Committee.

For a description of certain termination and change of control provisions included in the employment agreements for certain of our named executive officers, please see “Potential Payments Upon Termination or Change of Control” beginning on page 43 of this Proxy Statement.

Awards

During 2008, the Compensation Committee and the Board of Directors granted SSARs to our named executive officers pursuant to the Equity Compensation Plan. In connection with the annual grant of stock-based awards approved by the Compensation Committee on February 28, 2008, the Compensation Committee approved grants of SSARs to Mr. Kogod, Mr. Rodriguez and Mr. Hilger on February 28, 2008, in each case with a base price equal to the closing price of our common stock on the date of grant. The award to Mr. Thiry was granted on March 11, 2008 upon ratification of the award by the independent members of the Board of Directors. The award to Mr. Mello was granted on March 10, 2008 upon approval by the Board of Directors. The awards to Mr. Whitney were approved by the Compensation Committee on February 14, 2008 and granted in accordance with the terms of his employment agreement. The amount of SSARs awarded to each named executive officer and vesting schedule and terms are described in the Grants of Plan-Based Awards Table.

In early 2008, the Compensation Committee established potential bonuses for 2008 performance for Mr. Thiry, Mr. Mello, Mr. Kogod and Mr. Rodriguez under the Executive Incentive Plan. The amount of the potential bonuses was tied to satisfaction of an operating income performance target established by the Compensation Committee and the potential award amount was up to $10,000,000 for Mr. Thiry and Mr. Mello and up to $5,000,000 for Mr. Kogod and Mr. Rodriguez. The company achieved and exceeded the target operating income performance goal. The Compensation Committee considered a number of factors in determining the bonus amounts payable to Mr. Thiry, Mr. Mello, Mr. Kogod and Mr. Rodriguez, including each individual’s performance in 2008 and overall company financial and non-financial performance and used its discretion when determining the final bonus amounts. In each case, the Executive Incentive Plan cash bonuses earned by Mr. Thiry, Mr. Mello, Mr. Kogod and Mr. Rodriguez are reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. Please see “Compensation Discussion and Analysis” beginning on page 21 of this Proxy Statement for more information regarding the Executive Incentive Plan and the awards made in 2008.

Salary and Cash Bonus in Proportion to Total Compensation

The following table sets forth the percentage of each named executive officer’s total compensation as set forth in the Summary Compensation Table that we paid in the form of base salary and cash bonus. For a description of the objectives of our compensation programs and overall compensation philosophy, please see “Compensation Discussion and Analysis” beginning on page 21 of this Proxy Statement.

Name	Salary and Cash Bonus as Percentage of Total 2008 Compensation
Kent J. Thiry	27%
James K. Hilger	27%
Dennis Kogod	53%
Joseph C. Mello	34%
Javier Rodriguez	27%
Richard K. Whitney	33%

The following table sets forth information concerning outstanding stock options and SSARs and unvested stock awards held by each of the named executive officers at December 31, 2008.

2008 Outstanding Equity Awards at Fiscal Year-End

Name	Grant Date	Option Awards						Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (1) ($)
Kent J. Thiry	10/18/1999	345,000	(2)	—		$4.00	10/18/2009
	1/26/2000	32,444	(3)	—		$3.42	1/26/2010
	3/24/2004	—		120,000	(4)	$30.07	3/24/2009
	9/22/2005	550,000	(5)	50,000	(5)	$46.00	9/22/2010
	7/1/2006	300,000	(6)	300,000	(6)	$49.70	7/1/2011
	3/16/2007	200,000	(6)	400,000	(6)	$52.76	3/16/2012
	3/11/2008	—		750,000	(6)	$43.70	3/11/2013
	3/24/2004							12,500	(7)	$619,625

James K. Hilger	9/22/2005	2,500	(8)	10,000	(8)	$46.00	9/22/2010
	12/30/2005	2,500	(9)	2,500	(9)	$50.64	12/30/2010
	4/17/2006	23,333	(8)	16,667	(8)	$55.16	4/17/2011
	7/1/2006	2,500	(6)	5,000	(6)	$49.70	7/1/2011
	10/11/2006	4,166	(6)	5,834	(6)	$56.38	10/11/2011
	3/14/2007	10,000	(6)	20,000	(6)	$52.12	3/14/2012
	3/14/2007	—		80,000	(10)	$52.12	3/14/2012
	2/28/2008	—		40,000	(6)	$50.37	2/28/2013

Dennis Kogod	10/24/2005	5,000	(8)	6,667	(8)	$48.44	10/24/2010
	12/30/2005	18,750	(9)	6,250	(9)	$50.64	12/30/2010
	10/11/2006	14,583	(6)	20,417	(6)	$56.38	10/11/2011
	3/14/2007	16,666	(6)	33,334	(6)	$52.12	3/14/2012
	3/14/2007	—		100,000	(10)	$52.12	3/14/2012
	2/28/2008	—		200,000	(6)	$50.37	2/28/2013

Joseph C. Mello	3/24/2004	—		75,000	(11)	$30.07	3/24/2009
	9/22/2005	112,500	(5)	25,000	(5)	$46.00	9/22/2010
	7/1/2006	100,000	(6)	150,000	(6)	$49.70	7/1/2011
	3/16/2007	75,000	(6)	150,000	(6)	$52.76	3/16/2012
	3/10/2008	—		300,000	(6)	$45.63	3/10/2013
	3/24/2004							4,688	(7)	$232,384

Javier Rodriguez	8/12/2004	30,000	(8)	—		$28.01	8/12/2009
	9/28/2004	27,500	(8)	2,500	(8)	$31.04	9/28/2009
	9/22/2005	22,000	(5)	2,000	(5)	$46.00	9/22/2010
	12/30/2005	16,500	(9)	5,500	(9)	$50.64	12/30/2010
	7/1/2006	100,000	(6)	100,000	(6)	$49.70	7/1/2011
	3/14/2007	—		60,000	(12)	$52.12	3/14/2012
	3/14/2007	—		100,000	(10)	$52.12	3/14/2012
	7/30/2007	37,500	(6)	112,500	(6)	$54.13	7/30/2012
	2/28/2008	—		100,000	(6)	$50.37	2/28/2013
	7/30/2007							15,000	(13)	$743,550

Richard K. Whitney	2/14/2008	—		70,000	(14)	$50.50	8/14/2011
	2/15/2008	—		50,000	(15)	$50.99	8/15/2011
	2/19/2008	—		30,000	(16)	$50.82	8/19/2011
	2/20/2008	—		30,000	(17)	$50.42	8/20/2011
	2/21/2008	—		20,000	(18)	$50.84	8/21/2011

(1)	The market value of shares or units of stock that have not vested reflects the $49.57 closing price of our stock on December 31, 2008, as reported by the NYSE.
(2)	These options vest 25% at the 12th month, 25% at the 15th month, 25% at the 24th month, and 25% at the 36th month from the grant date.
(3)	These options vest 25% at the 10th month, 25% at the 12th month, 25% at the 22nd month, and 25% at the 34th month from the grant date.
(4)	These options vest 20% at the 9th month, 20% at the 21st month, and 60% at the 59th month from the grant date.
(5)	These options vest 50% at the 24th month, 8.33% at the 28th month, and 8.33% every four months thereafter from the grant date.
(6)	These SSARs vest 25% at the 12th month, 8.33% at the 20th month, and 8.33% every four months thereafter from the grant date.
(7)	These restricted stock units vest 33% on the 3rd, 4th, and 5th anniversaries of the grant date.
(8)	These options vest 25% at the 12th month, 8.33% at the 20th month, and 8.33% every four months thereafter from the grant date.
(9)	These options vest 50% at the 24th month, 25% at the 36th month and 25% at the 48th month from the grant date.
(10)	These SSARs vest 50% at the 36th month, 12.5% at the 45th month and 12.5% every three months thereafter from the grant date.
(11)	These options vest 33% at the 21st month and 67% at the 59th month from the grant date.
(12)	These SSARs vest 25% at the 24th month, 12.5% at the 32nd month and 12.5% every four months thereafter from the grant date.
(13)	These restricted stock units vest 33.33% at the 36th month and 11.11% every four months thereafter from the grant date.
(14)	These SSARs vested 100% on February 18, 2009.
(15)	46,667 of these SSARs vested on February 18, 2009 and 3,333 vested on March 18, 2009.
(16)

3,611 of these SSARs vested on March 18, 2009 and 6,944 vested on April 18, 2009. 6,944 of these SSARs will vest on each of May 18, 2009 and June 18, 2009, and 5,557 will vest on July 18, 2009, in each case, so long as Mr. Whitney is either chief financial officer or employed by the company and working at least 25 hours per week for the company.

(17)

These SSARs vest as follows: 1,387 on July 18, 2009, 6,945 on each of August 18, 2009, September 18, 2009, October 18, 2009 and November 18, 2009, and 833 on December 18, 2009, in each case, so long as Mr. Whitney is either chief financial officer or employed by the company and working at least 25 hours per week for the company.

(18)

These SSARs vest as follows: 6,112 on December 18, 2009 and 6,944 on each of January 18, 2010 and February 18, 2010, in each case, so long as Mr. Whitney is either chief financial officer or employed by the company and working at least 25 hours per week for the company.

The following table sets forth information concerning the exercise of stock options and SSARs and the vesting of stock awards held by each of the named executive officers during 2008.

2008 Option Exercises and Stock Vested

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Kent J. Thiry	217,300	$7,092,787	30,682	$1,426,929
James K. Hilger	10,000	$107,051	—	—
Dennis Kogod	—	—	1,667	$81,300
Joseph C. Mello	271,250	$3,586,500	13,778	$644,396
Javier Rodriguez	—	—	1,500	$77,820
Richard K. Whitney	—	—	—	—

(1)

Value realized on exercise is determined by subtracting the exercise or base price from the closing price for our common stock on the date of exercise as reported by the NYSE or, for same-day sales, from the actual sale price, and multiplying the remainder by the number of shares underlying the award.

(2)	Value realized on vesting is determined by multiplying the number of shares underlying restricted stock units by the closing price for our common stock on the date of vesting, as reported by the NYSE.

2008 Pension Benefits

The company does not have a defined benefit pension plan in which any teammate, including the named executive officers, can participate to receive payments or other benefits at, following, or in connection with retirement. See “Compensation Discussion and Analysis” beginning on page 21 of this Proxy Statement for more information regarding our compensation philosophy.

2008 Nonqualified Deferred Compensation

The following table sets forth information concerning the company’s nonqualified deferred compensation plans.

2008 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Kent J. Thiry
Voluntary Deferral Plan	$255,769	(2)	—		$(58,479)	—	$197,290
James K. Hilger
Deferred Bonus Plan	—		$127,522	(3)	$2,632	—	$130,154
Dennis Kogod
Executive Retirement Plan (4)	—		—		$(83,526)	—	$125,961
Joseph C. Mello	—		—		—	—	—
Javier Rodriguez
Voluntary Deferral Plan	—		—		$(186,083)	—	$275,024
Richard K. Whitney	—		—		—	—	—

(1)	Unless otherwise indicated, none of the earnings in this column is included in the Summary Compensation Table because they are not preferential or above market.

(2)	This amount is included in the “Salary” column for 2008 in the Summary Compensation Table.
(3)

This amount is included in the “Bonus” column for 2007 in the Summary Compensation Table. This amount includes deferred bonuses earned in 2007 of $27,522 payable in March 2009 and $100,000 payable in June 2009, which payments are subject only to Mr. Hilger’s continued employment at that time. These amounts would immediately vest and become payable upon Mr. Hilger’s death or disability, a change in control of the company, which includes a change in ownership of the company, a change in effective control of the company and a change in the ownership of a substantial portion of the assets of the company, or Mr. Hilger’s termination in connection with a reduction in force, which is defined as the termination of two or more teammates at the same time in connection with the elimination of a department or a decrease in business.

(4)	Mr. Kogod has not previously been a named executive officer and therefore such amounts were not previously reported in the Summary Compensation Table.

The 2008 Nonqualified Deferred Compensation Table presents amounts deferred under our Voluntary Deferral Plan. Under the Voluntary Deferral Plan, participants may defer (i) up to 50% of their base salary, (ii) all or a portion of their annual bonus payment that is earned in the same year as their base salary but payable in the following year and (iii) all or a portion of their other compensation as determined by the company. Deferred amounts are credited with earnings or losses based on the rate of return of one or more investment alternatives selected by the participant from among the investment funds selected by the company. Participants may change their investment elections daily. We do not make contributions to participants’ accounts under the Voluntary Deferral Plan. All participant contributions are irrevocably funded into a rabbi trust for the benefit of those participants. Assets held in the trust are subject to the claims of the company’s general creditors in the event of the company’s bankruptcy or insolvency until paid to the plan participants. Distributions are generally paid out in cash at the participant’s election either in the first or second year following retirement or in a specified year at least three to four years after the deferral election was effective. Participants elect to receive distributions in the form of one, five, ten, fifteen or twenty annual installments. If the participant has not elected a specified year for payout and the participant becomes disabled, dies or has a separation from service, distributions generally will be paid in a lump sum cash distribution. In the event of an unforeseeable emergency, the plan administrator may, in its sole discretion, authorize the cessation of deferrals by a participant, provide for immediate distribution to a participant in the form of a lump sum cash payment or provide for such other payment schedule as the plan administrator deems appropriate.

The table also presents amounts earned under our Deferred Bonus Plan. Under the Deferred Bonus Plan, the company has complete discretion as to the amount of any contributions. Any contributions that are made are treated as allocated as of the last day of the plan year which is December 31. Participants generally earn a vested right to the contributions made on their behalf at a rate of 50% on each of the first and second anniversaries of the contribution date, subject to modification in the discretion of the company. Deferred amounts are credited with earnings or losses based on the rate of return of one or more investment alternatives selected by the participant from among the investment funds selected by the company. Participants may change their investment elections daily. All company contributions are irrevocably funded into a rabbi trust for the benefit of the participants on whose behalf the contributions are made. Assets held in the trust are subject to the claims of the company’s general creditors in the event of the company’s bankruptcy or insolvency until paid to the plan participants. Distributions are paid in a lump sum distribution equal to the vested portion of the participant’s account.

The table also presents amounts deferred under our Executive Retirement Plan. The Executive Retirement Plan was assumed by the company from Gambro Healthcare, Inc. following our acquisition of Gambro Healthcare in October 2005. Amounts contributed to the plan were based on a percentage of an executive’s annual base salary and such contributions were made prior to our assumption of the plan. We did not make any contributions to the Executive Retirement Plan following our assumption of the plan and effective February 1, 2006 we amended the plan to eliminate the obligation to make further contributions under the plan. Under the plan, amounts in a participant’s deferred account vest 100% upon the earlier of: (i) two years of service following the date of contribution and (ii) the date the participant reaches the age of 60. All amounts contributed under this plan and currently in deferred accounts were contributed prior to February 1, 2006 and therefore are fully vested. Deferred amounts are credited with earnings or losses based on the rate of return of one or more investment alternatives selected by the participant from among the investment funds selected by the company. Participants may change their investment elections daily. All contributions are irrevocably funded into a rabbi trust for the benefit of plan participants. Assets held in the trust are subject to the claims of the company’s general creditors in the event of the company’s bankruptcy or insolvency until paid to the plan participants.

Potential Payments Upon Termination or Change of Control

Severance Payments and Benefits

The following tables and summary set forth the company’s payment obligations pursuant to the terms of the employment agreements and/or the DaVita Severance Plan for each of our named executive officers, under the circumstances described below, assuming that their employment was terminated on December 31, 2008.

Kent J. Thiry (1)

Benefit	Death		Disability		Involuntary Termination without Cause (9)		Involuntary Termination without Cause (prior to age 62) (2)		Resignation for Good Reason (10)
Payment of multiple of base salary and average of last two years’ bonuses as of termination for a specified period following termination	—		—		$9,000,000	(3)	$4,500,000	(4)	$9,000,000	(3)
Bonus	$2,000,000	(5)	$2,000,000	(5)	$2,000,000	(6)	$2,000,000	(6)	$2,000,000	(6)
Continued health benefits for a specified period following termination	—		—		$53,536	(7)	$53,536	(7)	$53,536	(7)
Office and secretarial assistance	—		—		$468,768	(8)	$468,768	(8)	$468,768	(8)
Tax gross-up	—		—		—		—		—

Total	$2,000,000		$2,000,000		$11,522,304		$7,022,304		$11,522,304

(1)	For a description of the value of stock-based awards held by Mr. Thiry that are subject to accelerated vesting upon a Change of Control, see “—Accelerated Vesting of Stock-Based Awards” below.
(2)

Mr. Thiry will be entitled to receive the payments set forth in this column in the event that, prior to the date on which Mr. Thiry attains age 62, the Board of Directors gives Mr. Thiry written notice that the term of his employment agreement shall not be extended.

(3)

Mr. Thiry will be entitled to receive a lump-sum payment equal to the product of (x) three, and (y) the sum of his base salary in effect as of the date of termination and the Prior Bonus. “Prior Bonus” means the average of the annual incentive bonus earned under the Executive Incentive Plan (including any bonus earned and payable but not yet paid) for the last two fiscal years before the fiscal year in which Mr. Thiry’s employment was terminated. The amount reported in the table above reflects the product of (x) three, and (y) the sum of Mr. Thiry’s base salary as of December 31, 2008, which was $1,050,000, and the average of Mr. Thiry’s 2007 annual incentive bonus in the amount of $2,100,000 and Mr. Thiry’s 2006 annual bonus in the amount of $1,800,000.

(4)

Mr. Thiry will be entitled to receive a lump sum payment equal to the product of (x) one and one-half, and (y) the sum of his base salary in effect as of the date of termination and the Prior Bonus (as defined above). The amount reported in the table above reflects the product of (x) one and one-half, and (y) the sum of Mr. Thiry’s base salary as of December 31, 2008, which was $1,050,000, and the average of Mr. Thiry’s 2007 annual incentive bonus in the amount of $2,100,000 and Mr. Thiry’s 2006 annual incentive bonus in the amount of $1,800,000.

(5)

Mr. Thiry (or his estate) will be entitled to receive the amount of any bonus earned and payable but not yet paid for the fiscal year prior to the year in which the termination occurs. On December 31, 2008, Mr. Thiry had fully earned his bonus for 2008, so he would receive the full amount of his annual incentive bonus as reported in the Summary Compensation Table upon termination.

(6)

Mr. Thiry will be entitled to receive the amount of any bonus earned and payable but not yet paid for the fiscal year prior to the year in which the termination occurs. Mr. Thiry will also be entitled to receive a prorated annual incentive bonus (based on the actual bonus earned under the objective standards set forth in the Executive Incentive Plan for the fiscal year in which the termination occurs) through and including the date of termination. On December 31, 2008, Mr. Thiry had fully earned his annual incentive bonus for 2008, so he would be entitled to receive the full amount of his annual incentive bonus as reported in the Summary Compensation Table upon termination.

(7)

Mr. Thiry will continue to receive his health benefits for the three-year period following termination. The amount reported in the table above is the estimated actual cost of COBRA insurance premiums for Mr. Thiry for the three-year period following termination.

(8)

Mr. Thiry will be entitled to the use of an office and services of an administrative assistant for three years or until he obtains other full-time employment. The amounts above reflect the estimated costs to us of providing the office and secretarial services for three years.

(9)

Involuntary termination for “Cause” occurs if the company terminates employment for any of the following reasons: (i) conviction of a felony; (ii) the adjudication by a court of competent jurisdiction that the executive has committed any act of fraud or dishonesty resulting or intended to result directly or indirectly in personal enrichment at the expense of the company; (iii) repeated failure or refusal by the executive to follow policies established by the Board or written directives of the Board that goes uncorrected for a period of 30 consecutive days after notice of such failure or refusal, and that is material and willful and has a material adverse effect on the company’s business; or (iv) a material breach of the executive’s employment agreement that goes uncorrected for a period of 30 consecutive days after written notice has been provided to the executive.

(10)

“Good Reason” means during the employment period, without the written consent of the executive, any one or more of the following (provided that an isolated, insubstantial or inadvertent action not taken in bad faith or failure not occurring in bad faith which is remedied by the company promptly after receipt of notice thereof given by the executive shall not constitute Good Reason): (i) the assignment to the executive of any duties inconsistent in any material and adverse respect with the executive’s then current duties and responsibilities; (ii) the material and adverse change in the executive’s titles or positions; (iii) reduction in the executive’s base salary or target annual incentive opportunity, unless such reductions are part of an across-the-board reduction that applies to all senior executives of the company and takes effect prior to a change in control; or (iv) any material breach by the company of the employment agreement, that is not corrected within 30 days after notice of such breach.

James K. Hilger (1)

Benefit	Death	Disability	Involuntary Termination for Other than Material Cause (4)
Payment of base salary (or multiple thereof) in effect at termination for a specified period following termination	—	—	$220,000	(2)
Bonus	—	—	—
Continued health benefits for a specified period following termination	—	—	$16,982	(3)

Total	—	—	$236,982

(1)	For a description of the value of stock-based awards held by Mr. Hilger that are subject to accelerated vesting upon a Change of Control, see “—Accelerated Vesting of Stock-Based Awards” below.
(2)

Mr. Hilger will be entitled to receive payment in an amount equal to his salary for the 12-month period following his termination. As of December 31, 2008, Mr. Hilger’s base salary was $220,000. Such payment obligation will be reduced dollar-for-dollar by the amount of any compensation received by Mr. Hilger from another employer during the severance payment period, and Mr. Hilger is obligated to use reasonable efforts to find employment during such period.

(3)

Mr. Hilger will continue to receive his health benefits for the one-year period following termination. The amount reported in the table above is the estimated actual cost of COBRA insurance premiums for Mr. Hilger for the one-year period following termination.

(4)

Involuntary termination for “Material Cause” occurs if the company terminates employment for any of the following reasons: (i) conviction of a felony or plea of no contest to a felony; (ii) any act of fraud or dishonesty in connection with the performance of his duties; (iii) repeated failure or refusal to follow policies or directives reasonably established by the chief executive officer or his designee that goes uncorrected for a period of 10 consecutive days after written notice has been provided; (iv) a material breach of the employment agreement; (v) any gross or willful misconduct or gross negligence in the performance of his duties; (vi) egregious conduct that brings the company or any of its subsidiaries or affiliates into public disgrace or disrepute; (vii) an act of unlawful discrimination, including sexual harassment; (viii) a violation of the duty of loyalty or of any fiduciary duty; or (ix) exclusion or notice of exclusion of the executive from participating in any federal health care program.

Dennis Kogod (1)

Benefit	Death	Disability	Involuntary Termination for Other than Material Cause (5)		Resignation Following a Good Cause (6) Event Unrelated to a Change of Control (7)		Resignation Following a Good Cause (6) Event After a Change of Control (1) (7)
Payment of base salary (or multiple thereof) in effect at termination for a specified period following termination	—	—	$500,000	(2)	$500,000	(2)	$1,000,000	(3)
Bonus	—	—	$325,000	(4)	$325,000	(4)	$325,000	(4)
Continued health benefits for a specified period following termination	—	—	—		—		—

Total	—	—	$825,000		$825,000		$1,325,000

(1)	For a description of the value of stock-based awards held by Mr. Kogod that are subject to accelerated vesting upon a Change of Control, see “—Accelerated Vesting of Stock-Based Awards” below.
(2)	Mr. Kogod will be entitled to receive his salary for the one-year period following his termination or resignation. As of December 31, 2008, Mr. Kogod’s base salary was $500,000.
(3)	Mr. Kogod will be entitled to receive his salary for the two-year period following his resignation.
(4)	Mr. Kogod will be entitled to receive a lump-sum payment equivalent to the bonus that he had been paid in the year before the termination. Mr. Kogod’s 2007 bonus was $325,000.
(5)

Involuntary termination for “Material Cause” occurs if the company terminates employment for any of the following reasons: (i) pleading nolo contendre or conviction of a felony; (ii) the adjudication by a court of competent jurisdiction that the executive has committed any act of fraud or dishonesty resulting or intended to result directly or indirectly in personal enrichment at the expense of the company; (iii) repeated failure or refusal by the executive to follow policies or directives reasonably established by the chief executive officer of the company or his designee that goes uncorrected for a period of 30 consecutive days after written notice has been provided to the executive; (iv) a material breach of the executive’s employment agreement that goes uncorrected for a period of 30 consecutive days after written notice has been provided to the executive; (v) an act of unlawful discrimination, including sexual harassment; (vi) a violation of the duty of loyalty or of any fiduciary duty; (vii) exclusion or notice of exclusion of the executive from participating in any federal health care program; or (viii) any gross or willful misconduct or gross negligence in the performance of the executive’s duties or egregious conduct that brings the company or any of its subsidiaries or affiliates into public disgrace or disrepute.

(6)

“Good Cause” means the occurrence of the following events without the executive’s express written consent: (i) the company materially diminishes the scope of the executive’s duties and responsibilities; or (ii) the company materially reduces the executive’s base compensation. Notwithstanding the above, the occurrence of any such condition shall not constitute Good Cause unless the executive provides notice to the company of the existence of such condition not later than 90 days after the initial existence of such condition, and the company shall have failed to remedy such condition within 30 days after receipt of such notice

(7)

“Change of Control” means (i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) of the Exchange Act) becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the company (including any transaction in which the company becomes a wholly-owned or majority-owned subsidiary of another corporation), (ii) any merger or consolidation or reorganization in which the company does not survive, (iii) any merger or consolidation in which the company survives, but the shares of the company’s common stock outstanding immediately prior to such merger or consolidation represent 40% or less of the voting power of the company after such merger or consolidation, and (iv) any transaction in which more than 40% of the company’s assets are sold. However, despite the occurrence of any of the above-described events, a “Change of Control” will not have occurred if Kent Thiry remains the chief executive officer of the company for at least one year after the Change of Control or becomes the chief executive officer of the surviving company with which the company merged or consolidated and remains in that position for at least one year after the Change of Control.

Joseph C. Mello (1)

Benefit	Death		Disability		Involuntary Termination for Other than Material Cause (6)		Resignation Following a Constructive Discharge (7) Following a Change of Control (1) (8)
Payment of base salary (or multiple thereof) in effect at termination for a specified period following termination	—		—		$1,600,000	(2)	$1,600,000	(2)
Bonus	$850,000	(3)	$850,000	(3)	$2,800,000	(4)	$2,800,000	(4)
Continued health benefits for a specified period following termination	—		—		$13,677	(5)	$13,677	(5)
Tax gross-up	—		—		—		—

Total	$850,000		$850,000		$4,413,677		$4,413,677

(1)	For a description of the value of stock-based awards held by Mr. Mello that are subject to accelerated vesting upon a Change of Control, see “—Accelerated Vesting of Stock-Based Awards” below.
(2)

Mr. Mello will be entitled to receive a lump-sum payment equal to his base salary in effect as of the date of termination multiplied by two. As of December 31, 2008, Mr. Mello’s base salary was $800,000.

(3)

Mr. Mello (or his estate) will be entitled to receive a pro-rated bonus for that portion of any year prior to such termination (or for the whole year and a portion of a year if such termination occurs after December 31 of any year and prior to the date on which the bonus for such year is paid) regardless of whether Mr. Mello is employed on the date such bonus is paid. On December 31, 2008, Mr. Mello had fully earned his bonus for 2008, so he would receive the full amount of his annual bonus as reported in the Summary Compensation Table upon termination.

(4)

Mr. Mello will be entitled to receive a bonus for the year in which such termination occurs equal to the normal bonus, if any, which he received for the immediately preceding calendar year multiplied by two. Mr. Mello’s 2007 bonus was $1,400,000.

(5)

Mr. Mello will continue to receive his health benefits for the one-year period following termination. The amount reported in the table above is the estimated actual cost of COBRA insurance premiums for Mr. Mello for the one-year period following termination.

(6)

Involuntary termination for “Material Cause” occurs if the company terminates employment for any of the following reasons: (i) conviction of a felony; (ii) the adjudication by a court of competent jurisdiction that the executive has committed any act of fraud or dishonesty resulting or intended to result directly or indirectly in personal enrichment at the expense of the company; (iii) repeated failure or refusal by the executive to follow policies or directives reasonably established by the chief executive officer of the company or his designee that goes uncorrected for a period of 30 consecutive days after written notice has been provided to the executive; (iv) a material breach of the executive’s employment agreement that goes uncorrected for a period of 30 consecutive days after written notice has been provided to the executive; (v) an act of unlawful discrimination, including sexual harassment; (vi) a violation of the duty of loyalty or of any fiduciary duty; (vii) exclusion or notice of exclusion of the executive from participating in any federal health care program; or (viii) a failure to perform his duties in a satisfactory manner, as determined by the chief executive officer, in his sole discretion, so long as Kent Thiry is the chief executive officer, which goes uncorrected for a period of 30 consecutive days after written notice has been provided to the executive.

(7)

“Constructive Discharge” means the occurrence of any of the following events after the date of a Change of Control without the executive’s express written consent: (i) the scope of the executive’s authority, duties and responsibilities are materially diminished or are not (A) in the same area of operations, (B) in the same general level of seniority, or (C) of the same general nature as the executive’s authority, duties, and responsibilities with the company immediately before such Change of Control; (ii) a material change in the geographic location at which the executive must perform his services; or (iii) a material reduction in the executive’s base compensation as in effect on the date of such Change of Control. Notwithstanding the above, the occurrence of any such condition shall not constitute Constructive Discharge unless the executive provides notice to the company of the existence of such condition not later than 90 days after the initial existence of such condition, and the company shall have failed to remedy such condition within 30 days after receipt of such notice.

(8)

“Change of Control” means (i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) of the Exchange Act) becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 40% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the company (including any transaction in which the company becomes a wholly-owned or majority-owned subsidiary of another corporation), (ii) any merger or consolidation or reorganization in which the company does not survive, (iii) any merger or consolidation in which the company survives, but the shares of the company’s common stock outstanding immediately prior to such merger or consolidation represent 40% or less of the voting power of the company after such merger or consolidation, and (iv) any transaction in which more than 40% of the company’s assets are sold. However, despite the occurrence of any of the above-described events, a “Change of Control” will not have occurred if Kent Thiry remains the chief executive officer of the company for at least two years after the Change of Control or becomes the chief executive officer of the surviving company with which the company merged or consolidated and remains in that position for at least two years after the Change of Control.

Javier Rodriguez (1)

Benefit	Death	Disability	Involuntary Termination for Other than Material Cause (4)
Payment of base salary (or multiple thereof) in effect at termination for a specified period following termination	—	—	$550,000	(2)
Bonus (3)	—	—	—
Continued health benefits for a specified period following termination	—	—	—

Total	$—	$—	$550,000

(1)

Mr. Rodriguez is not a party to an employment agreement with the company. As a result, Mr. Rodriguez is not entitled to any severance payments or benefits, unless we grant such rights in our discretion under the DaVita Severance Plan; however, Mr. Rodriguez is entitled to accelerated vesting of certain stock-based awards upon a Change of Control. For a description of the value of stock-based awards held by Mr. Rodriguez that are subject to accelerated vesting upon a Change of Control, see “—Accelerated Vesting of Stock-Based Awards” below.

(2)

Under the terms of the DaVita Severance Plan, Mr. Rodriguez will only be entitled to severance payment and benefits only if approved by our Senior Vice President of People Services and our Assistant General Counsel—Labor. If such approval is obtained, Mr. Rodriguez would be entitled to continue to receive his base salary for a period of 12 months following his termination. As of December 31, 2008, Mr. Rodriguez’s base salary was $550,000. Such payment obligation will be reduced dollar-for-dollar by the amount of any compensation received by Mr. Rodriguez from another employer during the severance payment period, and Mr. Rodriguez would be obligated to use reasonable efforts to find employment during such period.

(3)

Does not include any amounts payable to Mr. Rodriguez pursuant to our Voluntary Deferral Plan which amounts are included in the 2008 Nonqualified Deferred Compensation Table. Such amounts are currently vested, but payment thereof may be accelerated in the event of death, disability or termination of employment.

(4)

Under the DaVita Severance Plan “Material Cause” includes, but is not limited to, (i) failure to perform job responsibilities; (ii) violation of the company’s policies and procedures; (iii) an act of fraud or dishonesty affecting or involving the company; or (iv) a breach of a material provision of the executive’s employment or similar agreement with the company.

Mr. Whitney will not receive severance payments upon any termination under his employment agreement. For a description of the value of stock-based awards held by Mr. Whitney that are subject to accelerated vesting upon a Change of Control, see “—Accelerated Vesting of Stock-Based Awards” below.

The company’s obligation to provide continued health benefits under the circumstances set forth in the tables above is subject to earlier termination in connection with the executive accepting employment with another employer.

In the event of termination as a result of death, the estates of the named executive officers identified in the tables above will also receive the proceeds of the respective term life insurance policy for each named executive officer. The coverage amount for each named executive officer is as follows: $1,201,000 for Mr. Thiry, $330,000 for Mr. Hilger, $585,000 for Mr. Kogod, $750,000 for Mr. Mello, $500,000 for Mr. Rodriguez and $500,000 for Mr. Whitney.

In the event of resignation following a change of control, Mr. Thiry and Mr. Mello will be eligible to receive a “gross-up” payment to the extent that any payment or benefit received or to be received by him is reduced by tax obligations possibly imposed by Sections 280G or 4999 of the Internal Revenue Code.

To receive the severance payments and benefits described above, each named executive officer must execute the company’s standard severance and general release agreement. In addition, the employment agreements with each of our named executive officers (other than Mr. Rodriguez with whom we do not have an employment agreement) include confidentiality provisions that would apply until the confidential information becomes publicly available (other than through breach by the named executive officer). These employment agreements also include nonsolicitation provisions which prohibit each named executive officer from soliciting any patient or customer of the company to patronize a competing dialysis facility or from soliciting any patient, customer, supplier or physician to terminate their business relationship with the company, for a period of two years following the termination of the named executive officer’s employment. However, with respect to Mr. Hilger, Mr. Kogod, Mr. Mello and Mr. Whitney, the nonsolicitation provision would apply for a period of one year following termination. Mr. Rodriguez does not have an employment agreement with the company. However, in order to receive the severance payments described above under the DaVita Severance Plan, Mr. Rodriguez would be required to execute the company’s standard severance and general release agreement, as well as the standard form of noncompetition, nonsolicitation, confidentiality and cooperation agreement, which is described above under “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Severance Arrangements.”

Accelerated Vesting of Stock-Based Awards

For grants and awards of stock options, SSARs and/or restricted stock units made to our named executive officers before October 2006, the stock-based award agreements provide that in the event of a change of control, their options or awards shall automatically vest and become immediately exercisable in their entirety, such vesting to be effective as of the effective date of such transaction.

For grants and awards of stock options, SSARs and/or restricted stock units made to our named executive officers after October 2006, the stock-based award agreements provide that in the event that either (i) in connection with a Change of Control (as defined below), the acquiring entity fails to assume, convert or replace the named executive officer’s options or awards, or (ii) the named executive officer’s employment is terminated within the twenty-four-month period following a Change of Control by the company (or the acquiring entity) other than for Cause (as defined below) or, if applicable, by the named executive officer in accordance with the termination for Good Reason provisions of the named executive officer’s employment agreement, if any, then, in any such case, the options or awards shall automatically vest and become immediately exercisable in their entirety, such vesting to be effective as of immediately prior to the effective date of the Change of Control in the case of (i), and as of the date of termination of the named executive officer’s employment in the case of (ii).

The table below sets forth the value of the company’s obligations upon the automatic vesting of the stock-based awards of our named executive officers as described above and assumes that the triggering event took place on December 31, 2008, the last day of our most recent fiscal year.

Name	Value of Options/ SSARs (1)	Value of Stock Awards (2)	Tax Gross-Up (3)
Kent J. Thiry (4)	$6,921,396	$619,625	—
James K. Hilger	$35,700	—	—
Dennis Kogod	$7,534	—	—
Joseph C. Mello	$2,733,998	$232,384	—
Javier Rodriguez	$53,465	$743,550	—
Richard K. Whitney	—	—	—

(1)

Values are based on the aggregate difference between the respective exercise or base prices and the closing sale price of our common stock on December 31, 2008, which was $49.57 per share, as reported by the NYSE.

(2)

Values are based on the aggregate number of shares underlying restricted stock units multiplied by the closing sale price of our common stock on December 31, 2008, which was $49.57 per share, as reported by the NYSE.

(3)

Pursuant to the terms of their respective employment agreements, Mr. Thiry and Mr. Mello would be entitled to receive a “gross-up” payment to the extent any benefit received is reduced by tax obligations possibly imposed by Sections 280G or 4999 of the Internal Revenue Code. Any such tax gross-up amount would be calculated using a 20% excise tax rate and an approximately 40% individual income tax rate and assumes that the base amount for purposes of Sections 280G and 4999 of the Internal Revenue Code has been allocated between the cash severance and equity components of the change of control benefits in proportion to the amounts of each component. Assuming a triggering event took place on December 31, 2008, there would not be any tax gross-up amount payable.

(4)

After Mr. Thiry has been employed by the company at least ten years, 50% of any unvested stock options, stock appreciation rights and restricted stock units would vest upon any termination by Mr. Thiry for Good Reason. Mr. Thiry will not have been employed by the company for ten years until October, 2009; however, if he had been employed for ten years as of December 31, 2008, the value of such accelerated vesting would have been equal to 50% of the amounts set forth in the table.

Definitions under Stock-Based Award Agreements

For purposes of the stock-based award agreements and the table above:

A “Change of Control” means (i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) of the Exchange Act) becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the company (including any transaction in which the company becomes a wholly-owned or majority-owned subsidiary of another corporation), (ii) any merger or consolidation or reorganization in which the company does not survive, (iii) any merger or consolidation in which the company survives, but the shares of the company’s common stock outstanding immediately prior to such merger or consolidation represent 50% or less of the voting power of the company after such merger or consolidation, and (iv) any transaction in which more than 50% of the company’s assets are sold.

No transaction will constitute a Change of Control under the stock-based award agreements if both (x) the person acting as the chief executive officer of the company for the six months prior to such transaction becomes the chief executive officer or executive chairman of the board of directors of the entity that has acquired control of the company as a result of such transaction immediately after such transaction and remains the chief executive officer or executive chairman of the board of directors for not less than one year following the transaction and (y) a majority of the acquiring entity’s board of directors immediately after such transaction consist of persons who were directors of the company immediately prior to such transaction.

“Cause” means: (1) a material breach by the executive of those duties and responsibilities of the executive which do not differ in any material respect from the duties and responsibilities of the executive during the 90-day period immediately prior to a Change of Control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the executive’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the company and which is not remedied in a reasonable period of time after receipt of written notice from the company specifying such breach; (2) willful misconduct or gross negligence which results in material harm to the company; (3) the conviction of the executive of, or a plea of nolo contendere by the executive to, a felony or other crime involving fraud or dishonesty; or (4) willful violation of company policies which results in material harm to the company.

Compensation of Directors

The following table sets forth information concerning the compensation of the company’s non-employee directors during 2008.

2008 Director Compensation

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)(3)(4)	Option Awards ($) (5)(6)(7)	Total ($)
Charles G. Berg	$24,000	$56,095	$144,761	$224,856
Willard W. Brittain, Jr.	$17,500	$49,048	$140,910	$207,458
Nancy-Ann DeParle (8)	$6,000	$14,009	$69,599	$89,608
Paul J. Diaz	$16,000	$48,592	$50,420	$115,012
Peter T. Grauer	$28,000	$128,711	$221,173	$377,884
John M. Nehra	$29,500	$143,210	$221,173	$393,883
William L. Roper, M.D.	$28,500	$139,718	$221,173	$389,391
Roger J. Valine	$38,000	$68,105	$186,527	$292,632
Richard C. Vaughan	$36,000	$132,704	$263,978	$432,682

(1)

Consists of the amounts described below under “Annual Retainer,” “Lead Independent Director and Committee Chair Fees,” “Meeting Fees,” and “Other Compensation; Reimbursement of Expenses.” With respect to Messrs. Vaughan, Nehra, Roper and Grauer, includes $10,000 for service as chair of the Audit Committee, Compensation Committee, Compliance Committee and as lead independent director, respectively.

(2)

The amounts shown in this column reflect common stock awards and restricted stock unit awards. Restricted stock units vest 100% upon issuance, but receipt is automatically deferred to one year from the grant date. The amounts shown in this column are the expense amounts recognized for financial statement reporting purposes during 2008 pursuant to FAS 123R for such awards to our non-employee directors, except that, in accordance with rules of the SEC, any estimate for forfeitures related to service-based vesting conditions is excluded from and does not reduce such amount. See Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FAS 123R.

(3)

With respect to Messrs. Vaughan, Nehra, Roper and Grauer, includes $10,000 in restricted stock units and 1,500 restricted stock units for service as chair of the Audit Committee, Compensation Committee, Compliance Committee and as lead independent director, respectively.

The grant date fair value of each common stock award and restricted stock unit award granted in 2008 pursuant to FAS 123R is set forth below:

	Stock Awards
Name*	Number of Shares of Stock or Units (#)	Grant Date	Grant Date Fair Value of Stock Awards ($)
Charles G. Berg, Nancy-Ann De Parle, Paul J. Diaz, Roger J. Valine, Willard W. Brittain Jr.	63	3/31/2008		$3,009
	56	6/30/2008		$2,975

Charles G. Berg, Paul J. Diaz, Roger J. Valine, Willard W. Brittain Jr.	53	9/30/2008		$3,022
	61	12/31/2008		$3,024

Charles G. Berg, John M. Nehra, Peter T. Grauer, Richard C. Vaughan	83	12/10/2008		$3,999

Charles G. Berg, Peter T. Grauer, Richard C. Vaughan	79	10/8/2008		$4,001

Charles G. Berg, John M. Nehra, Richard C. Vaughan, William M. Roper, M.D.	75	7/16/2008		$4,010

Paul J. Diaz	89	10/8/2008		$4,507

William W. Brittain Jr.	98	10/8/2008		$4,963

John M. Nehra, Peter T. Grauer, Richard C. Vaughan, William M. Roper, M.D.	115	3/31/2008		$5,492
	104	6/30/2008		$5,526
	96	9/30/2008		$5,473
	111	12/31/2008		$5,502

William M. Roper, M.D.	138	10/8/2008		$6,988

Charles G. Berg, John M. Nehra, Nancy-Ann DeParle, Paul J. Diaz, Peter T. Grauer, Roger J. Valine, Willard W. Brittain Jr., William M. Roper, M.D	153	5/1/2008		$8,025

John M. Nehra	128	10/8/2008		$6,482

Roger J. Valine	158 166	10/8/2008 12/10/2008	$ $	8,001 7,998

Charles G. Berg, John M. Nehra, Paul J. Diaz, Richard C. Vaughan, Roger J. Valine, Willard W. Brittain Jr., William M. Roper, M.D.	151	7/17/2008		$8,008

Charles G. Berg, John M. Nehra, Paul J. Diaz, Peter T. Grauer, Richard C. Vaughan, Roger J. Valine, Willard W. Brittain Jr., William M. Roper, M.D.	167	10/9/2008		$8,014
	167	12/11/2008		$8,009

Roger J. Valine	150	7/16/2008		$8,021

John M. Nehra, Peter T. Grauer, Richard C. Vaughan, William M. Roper, M.D.	1,500	6/9/2008		$74,670

*	Directors are grouped together in a row where all elements of compensation are identical for such directors.

See Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123R.

(4)	As of December 31, 2008, each non-employee director had the following number of restricted stock unit awards outstanding:

Name	Vested Stock Awards (#)	Unvested Stock Awards (#)
Charles G. Berg	233	—
Willard W. Brittain, Jr.	233	—
Nancy-Ann DeParle	119	—
Paul J. Diaz	233	—
Peter T. Grauer	1,926	—
John M. Nehra	1,926	—
William L. Roper, M.D. .	1,926	—
Roger J. Valine	233	—
Richard C. Vaughan	1,926	—

(5)

SSAR awards that vest 100% on the first anniversary of the grant date. The amounts shown in this column are the expense amounts recognized for financial statement reporting purposes during 2008 pursuant to FAS 123R for option awards and SSARs to our non-employee directors, except that, in accordance with rules of the SEC, any estimate for forfeitures related to service-based vesting conditions is excluded from and does not reduce such amount. See Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of the relevant assumptions used in calculating this amount pursuant to FAS 123R.

The grant date fair value of each SSAR award granted in 2008 pursuant to FAS 123R is set forth below:

Name	Number of Shares Underlying Options (#)	Grant Date	Grant Date Fair Value of Option Awards ($)
Charles G. Berg	12,000	6/9/2008	$138,326
Willard W. Brittain, Jr.	12,000	6/9/2008	$138,326
Nancy-Ann DeParle	12,000	6/9/2008	$138,326
Paul J. Diaz	—	—	—
Peter T. Grauer	18,000	6/9/2008	$207,490
John M. Nehra	18,000	6/9/2008	$207,490
William L. Roper, M.D.	18,000	6/9/2008	$207,490
Roger J. Valine	12,000	6/9/2008	$138,326
Richard C. Vaughan	18,000	6/9/2008	$207,490

See Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123R.

(6)

With respect to Messrs. Vaughan, Nehra, Roper and Grauer, includes 6,000 SSARs for service as chair of the Audit Committee, Compensation Committee, Compliance Committee and as lead independent director, respectively.

(7)	As of December 31, 2008, each non-employee director had the following number of options and SSARs outstanding:

Name	Exercisable Options (#)	Unexercisable Options (#)	Exercise Price ($)	Expiration Date
Charles G. Berg	3,750	11,250	$53.21	3/02/2012
	2,786	—	$55.05	5/29/2012
	—	12,000	$49.78	6/09/2013

Willard W. Brittain, Jr.	3,750	11,250	$53.38	3/22/2012
	2,153	—	$55.05	5/29/2012
	—	12,000	$49.78	6/09/2013

Paul J. Diaz	3,750	11,250	$52.94	7/31/2012

Peter T. Grauer	18,000	—	$51.95	5/15/2011
	18,000	—	$55.05	5/29/2012
	—	18,000	$49.78	6/09/2013

John M. Nehra	12,000	—	$41.66	5/13/2010
	18,000	—	$51.95	5/15/2011
	18,000	—	$55.05	5/29/2012
	—	18,000	$49.78	6/09/2013

William L. Roper, M.D.	9,999	—	$30.66	5/24/2009
	18,000	—	$41.66	5/13/2010
	18,000	—	$51.95	5/15/2011
	18,000	—	$55.05	5/29/2012
	—	18,000	$49.78	6/09/2013

Roger J. Valine	7,500	7,500	$47.99	6/27/2011
	10,639	—	$55.05	5/29/2012
	—	12,000	$49.78	6/09/2013

Richard C. Vaughan	11,250	3,750	$43.50	5/20/2010
	18,000	—	$51.95	5/15/2011
	18,000	—	$55.05	5/29/2012
	—	18,000	$49.78	6/09/2013

(8)	Ms. DeParle resigned from the Board of Directors on July 29, 2008.

The following describes the compensation paid to our non-employee directors for service as a director during 2008 under the Non-Management Director Compensation Philosophy and Plan, referred to as the Director Compensation Plan as set forth in the table above. Directors who are our employees or officers do not receive compensation for service on our Board of Directors or any committee of the Board of Directors.

Annual Retainer

Pursuant to the Director Compensation Plan, each of our non-employee directors is entitled to receive an annual retainer of $24,000 per year, paid quarterly in arrears. The annual retainer is paid half in cash and half in restricted stock units which are 100% vested upon issuance, but under which receipt of shares is automatically deferred to one year from grant date.

Annual Equity Grant

Under the Director Compensation Plan, each of our non-employee directors is entitled to receive SSARs on a base number of 12,000 shares of our common stock for total service of at least one year in such capacity on our Board of Directors, granted on, and priced as of close of the market on, the date of our annual stockholder meeting, vesting in full on the one year anniversary of the date of grant, with acceleration of vesting upon a Change of Control (as defined above under stock-based award agreements), and expiring five years after the date of grant. This award is not available for service of less than one year. The Board of Directors is permitted to issue options in lieu of SSARs in its discretion.

Lead Independent Director and Committee Chair Fees

Under the Director Compensation Plan, the chairs of the Audit, Compensation and Compliance Committees and the lead independent director receive an additional retainer of $20,000 per year, paid quarterly in arrears. The retainer is paid half in cash and half in restricted stock units which are 100% vested upon issuance, but under which receipt of shares is automatically deferred to one year from the grant date.

The chairs of the Audit, Compensation and Compliance Committees and the lead independent director are also entitled to receive additional SSARs on a base number of 6,000 shares of our common stock for total service in such capacity of at least one year, or the pro rata equivalent for service of less than one year, granted on, and priced as of the close of the market on, the date of our annual meeting of stockholders, vesting in full on the one year anniversary of the date of grant, with acceleration of vesting upon a Change of Control, and expiring five years after the date of the grant. Vesting of these SSARs continues so long as the non-employee director continues to serve on our Board of Directors even if he or she is no longer a committee chair or lead independent director. The Board of Directors is permitted to issue stock options in lieu of SSARs in its discretion.

Under the Director Compensation Plan, each of the chairs of the Audit, Compensation and Compliance Committees and the lead independent director also receives additional restricted stock units of 1,500 shares, or the pro rata equivalent for services of less than one year, that are granted on the date of our annual meeting of stockholders and that vest 100% upon issuance, but under which receipt of shares is automatically deferred for one year from the grant date.

With respect to the additional retainers and equity grants to the lead independent director and the chairs of the Audit, Compensation or Compliance Committee, if the lead independent director also serves as a chair of the Audit, Compensation or Compliance Committee, the lead independent director will not be entitled to receive the additional retainers and equity grants for serving as the chair of the Audit, Compensation or Compliance Committee, in addition to the retainers and equity grants he or she is entitled to receive as the lead independent director, unless the Compensation Committee determines otherwise.

Meeting Fees

Under the Director Compensation Plan, our non-employee directors are entitled to receive $8,000 in the form of common stock for each Board of Directors meeting attended in person. Prior to February 28, 2008, our non-employee directors were paid $4,000 in cash for each Board of Directors meeting attended in person and $2,000 in cash for each meeting held via telephone conference that lasted more than one and one half hours. For committee meetings, additional compensation of $4,000 is paid in the form of common stock for each meeting attended in person ($2,000 in cash for each meeting prior to February 28, 2008). Additional compensation of $2,000 in cash is paid for each telephonic meeting that lasts more than one hour and for telephonic meetings of the Audit Committee related to quarterly earnings releases, except that the meeting fee for each meeting attended in person is $2,500 to be paid in stock ($1,500 in cash prior to February 28, 2008) for members of the Public Policy and Clinical Performance Committees and $4,500 to be paid in stock ($2,500 in cash prior to February 28, 2008) for the chairs of these two committees, and the meeting fee for telephonic meetings that last more than one hour is $1,500 in cash for members of these two committees and $2,500 in cash for the chairs of these two committees. Committee meeting fees are paid for all committee meetings held on the same day as regular Board of Directors meetings, other than meetings of the Nominating and Governance Committee.

New Directors

Under the Director Compensation Plan, each of our non-employee directors is entitled to receive SSARs on a base number of 15,000 shares of our common stock upon appointment to our Board of Directors, priced at the closing price on the date of grant, vesting 25% per year beginning on the first anniversary of the date of grant, and expiring five years after the date of grant. The Board of Directors is permitted to issue stock options in lieu of SSARs in its discretion.

Other Compensation; Reimbursement of Expenses

Under the Director Compensation Plan, we reimburse our directors for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or any committee thereof and other company business. In addition, we also compensate our non-employee directors on a per diem basis at a rate of $4,000 in cash per day for significant time spent outside of board or committee meetings or for meetings or activities outside the scope of normal board duties, including director training, meeting with company management or external auditors, interviewing director candidates or other activities deemed necessary by the chairman of the Board of Directors or the lead independent director. The per diem rate is paid on a pro rata basis for activities that do not require a full day of service.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Directors is currently composed of three independent, non-employee directors. The Compensation Committee oversees the company’s compensation programs on behalf of the Board of Directors. The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis set forth in this Proxy Statement with management.

Based on the Compensation Committee’s review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s Proxy Statement for the company’s 2009 annual meeting of stockholders.

COMPENSATION COMMITTEE

John M. Nehra (Chairman)

Peter T. Grauer

Roger J. Valine

The information contained above under the caption “Compensation Committee Report” will not be considered “soliciting material” or to be “filed” with the SEC, nor will that information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee has served as one of our officers or employees at any time. During 2008, none of our executive officers served as a member of the compensation committee or board of directors of any other company whose executive officer(s) served as a member of our Compensation Committee or Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, nominees for directors, 5% or more beneficial owners of our common stock and immediate family members of these persons. We refer to transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest as “related person transactions.” Each related person transaction must be approved or ratified in accordance with the company’s written Related Person Transactions Policy by the Audit Committee of the Board of Directors or, if the Audit Committee of the Board of Directors determines that the approval or ratification of such related person transaction should be considered by all disinterested members of the Board of Directors, by the vote of a majority of such disinterested members.

The Audit Committee considers all relevant factors when determining whether to approve or ratify a related person transaction including, without limitation, the following:

•	the size of the transaction and the amount payable to a related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest; and

•

whether the transaction involves the provision of goods or services to the company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the company as would be available in comparable transactions with or involving unaffiliated third parties.

The company’s Related Person Transactions Policy is available on the company’s website at www.davita.com.

The Related Person Transactions Policy described above was adopted on March 1, 2007. Prior to the adoption of the Related Person Transactions Policy, related person transactions were generally considered by the entire Board of Directors. The transactions described in the first paragraph immediately below were entered into prior to the adoption of the Related Person Transactions Policy and were reviewed and considered by the entire Board of Directors.

Joseph C. Mello, our former chief operating officer, is the sole shareholder and sole director of two privately-owned companies, Liberty RC, Inc. (“Liberty”) and Knickerbocker Dialysis, Inc. (“Knickerbocker”) that were incorporated in New York to acquire the health facility licenses required to operate dialysis centers in New York. Until recently, New York law prohibited publicly-held companies from owning these facility licenses. Even though we owned substantially all of the assets, including the fixed assets, of our New York dialysis centers, the licenses were required to be held by privately-owned companies, with which we entered into agreements to provide equipment, leased real property and a broad range of administrative services, including billing and collecting. As required by the New York State Department of Health, as a condition to approving the acquisition of the licenses by Liberty and Knickerbocker, we provided financing to Mr. Mello, Liberty and Knickerbocker for the capital needs of these entities. Amounts loaned to Mr. Mello were immediately contributed to Liberty and Knickerbocker as additional equity capital. At March 1, 2008, the aggregate amount outstanding under the loans to Mr. Mello was $8,732,046, including accrued interest. As of March 1, 2008 the company and one of its subsidiaries entered into agreements with Mr. Mello to acquire all of the shares of Liberty and Knickerbocker and paid Mr. Mello $7,399,000 as the purchase price for the shares. At the same time, Mr. Mello repaid all of the principal outstanding under the loans from the company to Mr. Mello and the company agreed to forgive the interest accrued under the loans. As a result, all of the loans from the company to Mr. Mello were fully satisfied. The purchase agreements relating to these transactions included provisions holding Mr. Mello harmless against liabilities incurred as a result of his ownership of Liberty and Knickerbocker as well as against any additional taxes incurred as a result of such ownership or the transfer of the shares to the company. The purchase agreement was structured so that no personal benefit, financial or otherwise, accrued to Mr. Mello as a result of the loans to Mr. Mello, his ownership of Liberty or Knickerbocker, or the aforementioned transactions. The transfer of the shares of Liberty and Knickerbocker from Mr. Mello is subject to the approval of the New York State Department of Health. If the New York State Department of Health does not approve such transfer by December 31, 2012, Mr. Mello will be required, subject to the approval of the New York State Department of Health, to transfer the shares of Liberty and Knickerbocker to a person designated by the company for no additional consideration. The New York Department of Health also required us to make loans directly to Liberty and Knickerbocker. These loans were evidenced by notes, and at March 1, 2009, $2,832,361 and $6,746,136, respectively, were outstanding under these notes, including accrued interest. The interest rate on these notes is the prime rate plus 2% per annum, which as of March 1, 2009 was 5.25%. The company also makes a working capital facility available to Liberty and Knickerbocker from time to time, pursuant to which the company makes working capital advances to Liberty and Knickerbocker and holds excess cash generated by those companies. The aggregate balances under such facility fluctuated from month to month during 2008, and ranged from approximately $0.5 million owed by Liberty and Knickerbocker to the company to approximately $12.3 million owed by the company to Liberty and Knickerbocker. Interest is charged on balances due at prime plus 1-2% but only on balances outstanding for more than one month, consistent with the company’s policy applicable to its other joint ventures with external minority interests. In 2008, the company charged no interest on advances to Liberty and Knickerbocker as no net advances were outstanding for more than one month. All of the foregoing loans and advances were made for the sole purpose of advancing the company’s business and not for the purpose of providing any personal benefit to Mr. Mello. All assets, liabilities, and operating results of Liberty and Knickerbocker are included in our consolidated financial statements.

Paul J. Diaz, one of our directors, is a director, the president and chief executive officer, and a stockholder of Kindred. The company provides dialysis services for Kindred and various of its affiliates in the ordinary course of business for which it received approximately $7,366,997 in 2008. The company anticipates receiving payments from Kindred in 2009.

Charles G. Berg, one of our directors, was appointed in January 2008 as a director and the executive chairman of WellCare, as well as director or manager of various related entities. Mr. Berg received restricted stock and option grants from WellCare. The company provides dialysis services for WellCare and various of its affiliates in the ordinary course of business for which it received approximately $5,367,803 in 2008. The company anticipates receiving payments from WellCare in 2009.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of three directors, each of whom is independent as defined by New York Stock Exchange listing standards. The Audit Committee operates under a written charter approved by the Board of Directors.

The Audit Committee is directly responsible for the appointment and compensation of the Company’s independent registered public accounting firm, KPMG, as well as monitoring the independence, qualifications and performance of KPMG and the Company’s internal audit function. In addition, the Audit Committee has considered whether the provision of non-audit services to the Company by KPMG is compatible with maintaining KPMG’s independence.

Management is responsible for internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and an audit of the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has met and held discussions with the Company’s internal auditors and KPMG, with and without management present, to discuss the scope of their audit plans, results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The Audit Committee engaged the independent registered public accounting firm to conduct the independent audit. The Audit Committee reviewed and discussed with management the December 31, 2008 audited consolidated financial statements. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence.

Based upon the Audit Committee’s reviews and discussions with management and the independent registered public accounting firm, referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Richard C. Vaughan (Chairman)

Charles G. Berg

Roger J. Valine

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

If you wish to present a proposal for action at the 2010 annual meeting of stockholders and wish to have it included in the proxy statement and form of proxy that management will prepare, you must notify us no later than December 31, 2009 in the form required under the rules and regulations promulgated by the SEC. Otherwise, your proposal will not be included in management’s proxy materials.

If you wish to present a proposal for action at the 2010 annual meeting of stockholders, even though it will not be included in management’s proxy materials, our bylaws require that you must notify us no later than March 17, 2010, and no earlier than February 15, 2010.

OTHER MATTERS

Our Board of Directors does not know of any other matters to be presented at the 2009 annual meeting of stockholders but, if other matters do properly come before the meeting, it is intended that the persons named as proxies in the proxy card will vote on them in accordance with their best judgment.

A copy of our 2008 Annual Report to Stockholders accompanies this Proxy Statement. The 2008 Annual Report to Stockholders includes our audited financial statements for the year ended December 31, 2008. Our Annual Report on Form 10-K includes these financial statements, as well as other supplementary financial information and certain schedules. The Annual Report on Form 10-K is not part of our proxy soliciting material. Copies of the Annual Report on Form 10-K, without exhibits, can be obtained without charge by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872 or through our website, located at http://www.davita.com.

By order of the Board of Directors,

Jeffrey L. Miller
Vice President, Deputy General Counsel and Secretary

El Segundo, California

April 30, 2009

ANNEX A

DaVita Inc.

Audit Committee Charter

I.	Audit Committee Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities in connection with the following:

•

Monitoring the integrity of the Company’s financial statements including the financial reporting and disclosure process and the integrity and effectiveness of our system of internal controls over financial reporting.

•

The Audit Committee, together with the Compliance Committee of the Board, is appointed by the Board to assist the Board with oversight of compliance with legal and regulatory requirements. The Compliance Committee of the Board has primary responsibility for oversight of health care regulatory compliance requirements. The Audit Committee assists the Board with oversight of all other legal and regulatory requirements, including those that may have a material impact on the Company’s financial statements.

•

Appoints, engages the Company’s independent registered public accounting firm and must pre-approve the independent registered public accounting firm’s annual audit services including related fees, audit related services, and all other services in accordance with the Company’s pre-approval policy. The independent registered public accounting firm is ultimately accountable to the Audit Committee and the Board of Directors.

•

Monitoring the independence, qualifications and performance of the Company’s independent registered public accounting firm including a review of the scope and results of their audit, as well as our internal audit function.

•	Providing an avenue of communication among the independent registered public accounting firm, management, the internal audit department, and the Board of Directors.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct oversight over the independent registered public accounting firm as well as direct access to anyone in the Company. The Audit Committee has the authority to retain and determine the funding for special legal, accounting, and other experts it deems necessary in the performance of its duties, including in connection with any investigation undertaken by the Audit Committee, on such terms and conditions as the Audit Committee shall determine and at the Company’s expense.

The Audit Committee is not responsible for planning or conducting audits, preparing and certifying the Company’s financial statements or determining that such financial statements are complete and accurate or are in accordance with generally accepted accounting principles. This is the responsibility of management and the Company’s independent registered public accounting firm. Nor is it the duty of the Audit Committee to establish the specific processes to ensure compliance with laws and regulations or the Company’s Code of Ethics. This is the responsibility of management.

II.	Audit Committee Composition and Meetings

The composition of the Audit Committee shall meet the requirements of the Securities and Exchange Commission (SEC) and the New York Stock Exchange (NYSE). The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be directors who are independent under the rules of the SEC and the NYSE. Audit Committee members may not, other than in their capacity as either a member of the Audit Committee or the Board of Directors, accept any consulting, advisory, or other compensatory fees from the Company.

All members of the Audit Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Audit Committee shall be an Audit Committee Financial Expert under the rules of the SEC. No member of the Audit Committee shall simultaneously serve on the Audit Committee of more than three public companies unless the Board of Directors shall disclose such determination.

Audit Committee members shall be appointed by the Board. If the Committee Chair is not present for a meeting, the Committee Chair will designate the Chair for that meeting.

The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. A quorum for the transaction of business at any meeting of the Committee shall consist of a majority of the Committee members. Representatives of management and the independent registered public accounting firm shall attend meetings as necessary. The Audit Committee shall meet in executive session and separately with each of the following at least annually; the independent registered public accounting firm, management responsible for financial reporting and related internal control systems, the executive responsible for internal audit and the General Counsel.

The Audit Committee will report regularly to the Board of Directors and address any issues that arise with respect to the quality or integrity of the Company’s financial reporting process and related internal controls.

III.	Audit Committee Responsibilities and Duties

1.	Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

2.	Assess at least annually, the performance of the Audit Committee and each of its members with respect to the responsibilities and duties specified in this Charter.

3.	Determine the integrity of the Company’s financial reporting processes and controls through consultation with management, the independent registered public accounting firm, and the internal auditors. Discuss significant risk areas and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent registered public accounting firm and the internal audit department together with management’s responses.

4.	Meet to review and discuss with management and the independent registered public accounting firm the Company’s annual audited financial statements related disclosures, the content and basis for reports relating to internal controls and management’s discussion and analysis included in the Company’s Form 10-K prior to filing or distribution. Discuss significant issues regarding accounting principles, practices and judgments, and other matters required to be communicated to audit committees under the independent registered public accounting firm professional governance standards.

5.	Meet to review and discuss with management and the independent registered public accounting firm the Company’s quarterly financial results and disclosures prior to release of the quarterly results, including any use of “pro forma” or “adjusted” non-GAAP information. Meet to review and discuss with management and the independent registered public accounting firm the Company’s quarterly financial statements and management’s discussion and analysis included in the Company’s Form 10-Q prior to filing or distribution. Discuss with management, the chief internal audit executive and/or independent registered public accounting firm, as appropriate, any significant changes to the Company’s accounting principles and any items required to be communicated by the independent registered public accounting firm in accordance with their professional governance standards.

6.

Review the Company’s earnings press release, financial information and earnings guidance provided to analysts and ratings agencies, paying particular attention to any use of “pro forma” or “adjusted” non-GAAP information. Such discussions may be done generally. Provided that such discussions have taken place, the Committee Chair or other designated Committee member may represent the entire Audit Committee for purpose of reviewing specific earnings releases and specific instances of guidance.

7.	Review on a regular basis with the independent registered public accounting firm any problems or difficulties encountered by the independent registered public accounting firm in the course of any audit work, including management’s response with respect thereto, any restrictions on the scope of the independent registered public accounting firm’s activities or on access to requested information and any significant disagreements with management.

8.	Resolve any disagreement between management and the independent registered public accounting firm regarding financial reporting matters. Engage outside accounting, legal, or other experts as deemed appropriate to resolve such disagreement.

9.	Review the qualifications, independence and performance of the independent registered public accounting firm including the lead audit partner annually, including review of the independent registered public accounting firm’s internal quality control procedures, any material issues raised in the most recent internal quality control review or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps to deal with any such issues, and all relationships between the independent registered public accounting firm and the Company. Discharge the independent registered public accounting firm and appoint a new independent registered public accounting firm when circumstances warrant. Pre-approve the fees to be paid to the independent registered public accounting firm, and review all significant relationships they have with the Company or other matters that could bear on the firm’s independence.

10.	Approve all work to be performed by, and compensation paid to, the independent registered public accounting firm prior to engagement, ensuring that such work does not violate regulatory restrictions. Authority for approval may be delegated to an individual Audit Committee member. The full Audit Committee will review at each regularly scheduled meeting a summary of services performed by the independent registered public accounting firm and the associated compensation.

11.	Review the independent registered public accounting firm’s audit plan including scope considerations, staffing, and reliance upon internal audit.

12.	Ensure that the chief internal audit executive has direct access to the Audit Committee and is accountable to the Committee.

13.	Review the appointment, reassignment or dismissal and compensation of the Chief Internal Audit executive.

14.	Review the scope and effectiveness of the Company’s internal audit function including responsibilities, budget and staffing.

15.	Review with the chief internal audit executive the annual internal audit plan, deviations from the original plan, results of completed audits, status of outstanding audit recommendations and any restrictions on the scope of work or access to required information.

16.	Review with the Company’s counsel any legal matters that may have a material impact on the Company’s financial statements, the Company’s compliance with applicable laws and regulations, and material reports or inquiries received from governmental agencies, including such matters identified by the Compliance Committee or Chief Compliance Officer.

17.	Consider for approval or ratification each related party transaction or recommend that such related party transactions be considered for approval or ratification by the disinterested members of the Board in accordance with policies of the Company established from time to time.

18.

Review with the Chairman of the Disclosure Committee, prior to the filing of the Company’s quarterly and annual reports, information considered for disclosure as part of the Disclosure Committee quarterly review process and changes made to the Company’s public disclosure as a result of the Disclosure Committee review process.

19.	Review with the Company’s Controller, prior to the filing of the Company’s quarterly or annual reports, the quarterly process for obtaining the Chief Executive Officer and Chief Financial Officer certifications pursuant to Rules 13a-14 or 15d-14 of the Securities Exchange Act of 1934 and Section 906 of the Sarbanes-Oxley Act.

20.	Prepare any report required to be prepared by the Audit Committee for inclusion in the Company’s annual proxy statement by applicable rules and regulations and review such reports with the Company’s independent registered public accounting firm.

21.	Establish a process and procedures for the receipt, retention, and treatment of complaints received by the Company regarding the Company’s accounting, internal accounting controls or auditing matters.

22.	Establish a process and procedures whereby employees may confidentially and anonymously report concerns regarding the Company’s accounting, internal accounting controls or auditing matters, and ensure that employees making such reports are protected from retaliation.

23.	Establish clear hiring policies for hiring individuals associated with or previously employed by the independent registered public accounting firm.

24.	Review Internal Audit’s compliance with the Institute of Internal Auditors (IIAs) Standards for the Professional Practice of Internal Auditing (Standards), if applicable.

25.	Periodically review the Company’s code of conduct/ethics to ensure that it is adequate and up-to date.

26.	Perform any other activities consistent with this Charter, the Company’s by-laws and applicable laws as the Audit Committee or the Board deems necessary or appropriate.

ANNEX B

DAVITA INC. EXECUTIVE INCENTIVE PLAN

(As Amended and Restated Effective January 1, 2009)

PURPOSE.

The purpose of the DaVita Inc. Executive Incentive Plan (the “Plan”) is to provide incentive compensation payments (“Awards”) to senior executives that are directly tied to the attainment of business objectives of DaVita Inc. (the “Company”) and to the attainment of its mission to be the partner, provider, and employer of choice and that may qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”).

ELIGIBILITY.

The Chief Executive Officer of the Company and each other senior executive of the Company who is determined by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) to be likely to deemed to be a “covered employee” under Section 162(m) of the Code for a performance period and such other employees of the Company as may be selected by the Committee to receive an Award for a performance period shall be eligible to participate in the Plan for such performance period (the “Participants”).

ADMINISTRATION.

The Plan shall be administered by the Committee, which shall consist solely of two (2) or more directors, each of whom is an “outside director” within the meaning of Section 162(m) of the Code. The members of the Committee shall be appointed by the Board and may be changed from time to time at the discretion of the Board.

The Committee shall have the authority:

(1)	to select the Participants in the Plan for each performance period;

(2)	to establish the performance period applicable to each Award;

(3)	to establish and administer the performance goals and the amount of the Award for each Participant for each performance period;

(4)	to certify whether the performance goals for each Participant for each performance period have been satisfied;

(5)	to construe, interpret, and implement the Plan;

(6)	to prescribe, amend, and rescind rules and regulations relating to the Plan and the administration of the Plan;

(7)	to make all determinations necessary or advisable in administering the Plan; and

(8)	to reduce the amount payable under any Award granted under the Plan if, in the judgment of the Committee, such reduction is in the best interests of the Company and its stockholders.

Any determination by the Committee shall be final and binding.

AWARDS.

No later than 90 days after the commencement of each performance period (and in no event after 25% of the performance period has elapsed), the Committee shall designate the Participants for such performance period, shall establish, in writing, the performance goals for each Participant for such performance period and the method of calculating the amount of the Award that will be payable under the Plan to each Participant for such performance period if the performance goals established by the Committee for the Participant are attained, in whole or in part. Such method shall be stated in terms of an objective formula or standard that precludes discretion to increase the amount of the Award that would be payable to the Participant upon attainment of the goals. The performance goals established by the Committee for each Participant for a performance period and the method of calculating the amount of the Award that will be payable to a Participant for such performance period if the performance goals established by the Committee for the Participant are attained may not be modified after the first 90 days (or, if less, 25%) of the performance period.

The performance goals for each Participant for a performance period shall be based on one or more of the following business criteria: cash generation targets, profit and revenue targets on an absolute or per share basis (including but not limited to EBIT, EBITDA, operating income, operating income margin, revenue per treatment, cash flow, free cash flow and EPS), cost and expense targets (including, but not limited to cost per treatment, general and administrative expenses, capital expenditures and operating expenses), equity value, leverage ratio, market share targets, acquisition targets, profitability targets (as measured through return ratios or stockholder returns), treatment growth, patient growth and center growth, clinical outcomes, physician recruitment, physician retention, physician relations, employee turnover, employee relations, patient retention, improvements in reimbursement economics, commercial payor relationships and contract related targets, public policy efforts and investigation, legal proceedings and litigation outcomes. Such business criteria may, in the discretion of the Committee, be applied to the Participant, the Company as a whole, or any designated subsidiary or business unit of the Company or a subsidiary thereof.

PAYMENT OF AWARDS.

Following the end of each performance period, and as soon as practicable after the Committee’s certification of a Participant’s attainment of the performance goals established by the Committee for such Participant for such performance period, but in no event later than the end of the calendar year following the calendar year in which the performance period to which the Award relates ends, the Company shall pay to the Participant the amount of the Award earned by the Participant. Payment may be made in cash, in shares of common stock of the Company (“Common Stock”), or in units representing the right to receive shares of Common Stock (“Stock Units”). Shares of Common Stock or Stock Units granted to a Participant in payment of an Award may be subject to such restrictions as determined by the Committee in its discretion. The date on which a cash payment is made to the Participant in the case of an Award paid in cash, or the date on which shares of Common Stock or Stock Units are granted to the Participant in the case of an Award paid in shares of Common Stock or Stock Units, is hereinafter referred to as the “Payment Date”. The Payment Date of an Award may not occur prior to the end of the performance period applicable to the Award. To the extent the payment of an Award in shares of Common Stock or Stock Units would require stockholder approval under the rules of the principal national securities exchange on which the Common Stock is traded or listed, such payment shall be made pursuant to an equity compensation plan of the Company, other than the Plan, under which such payment can be made without further approval by the Company’s stockholders.

The maximum amount that may be paid pursuant to Awards under the Plan to any Participant for any calendar year is Ten Million Dollars ($10,000,000). For purposes of applying this limitation, (i) an Award that is paid for a performance period that spans more than one calendar year shall be pro rated evenly over the calendar years or portions thereof contained within such performance period and (ii) the amount of an Award that is paid in shares of Common Stock or Stock Units shall be valued without reduction for any restrictions to which such shares of Common Stock or Stock Units may be subject and shall be based on the last reported sale price regular way on the Payment Date, or if no such reported sale takes place on the Payment Date, the average of the last reported bid and ask prices regular way on the Payment Date, in either case on the principal national securities exchange on which the Common Stock is traded or listed. If on the Payment Date the principal national securities exchange on which the Common Stock is traded or listed is closed, the value of the shares of Common Stock or Stock Units shall be determined as of the last preceding day on which the Common Stock was traded or for which bid and asked prices are available.

An Award shall be paid under this Plan to a Participant for any performance period solely on account of the attainment of the performance goals established by the Committee with respect to such Participant for such performance period. An Award to a Participant shall, except as otherwise provided herein, also be contingent upon the Participant’s continued employment by the Company or a subsidiary of the Company on the Payment Date.

OFFSETS OF BENEFITS.

The Company shall have the right to withhold from Award payments any amounts that a Participant owes to the Company. The Company also shall have the right to use any Award to offset any incentive compensation payments required to be provided to an employee pursuant to the terms of that employee’s employment agreement.

TERMINATION OF EMPLOYMENT.

If a Participant’s employment with the Company terminates prior to the Payment Date for an Award, then the Participant shall not be entitled to any payment with respect to the Award, unless otherwise provided by the terms of the Participant’s employment agreement, or otherwise determined by the Committee, in its sole discretion.

If any payee is a minor, or if the Committee reasonably believes that any payee is legally incapable of giving a valid receipt and discharge for any payment due him or her, the Committee may have the payment made to the person (or persons or institution) whom it reasonably believes is caring for or supporting such payee. Any such payment shall be a payment for the benefit of the payee and shall be a complete discharge of any liability under the Plan to the payee.

EFFECTIVE DATE.

Payment of any Award under this amended and restated Plan shall be contingent upon stockholder approval of this amended and restated Plan pursuant to Section 162(m) of the Code. All Awards under this amended and restated Plan shall be null and void if this amended and restated Plan is not approved by such stockholders.

After stockholder approval of this amended and restated Plan has been obtained at the 2009 annual meeting of stockholders, the material terms of the performance goals shall be disclosed to and reapproved by the stockholders no later than the first stockholder meeting in 2014.

COMMITTEE CERTIFICATION.

Prior to the payment of any Award to a Participant, the Committee will certify in writing that the applicable performance goals were in fact satisfied.

AMENDMENT OF THE PLAN.

The Committee may from time to time alter, amend, suspend, or discontinue the Plan. However, no such amendment or modification shall adversely affect any Participant’s rights with regard to outstanding, previously certified Awards.

ASSIGNABILITY.

No Awards granted under the Plan shall be pledged, assigned, or transferred by any Participant except by a will or by the laws of descent and distribution. Any estate of any Participant receiving any Award under the Plan shall be subject to the terms and conditions of the Plan.

TAX WITHHOLDING.

Award payments made to Participants shall be made net of any amounts necessary to satisfy federal, state and local withholding tax requirements, where required by law.

NO CONTRACT OF EMPLOYMENT.

Neither the action of the Company in establishing this Plan, nor any provisions hereof, nor any action taken by the Company, the Committee or the Board pursuant to the Plan and its provisions, shall be construed as giving to any employee or Participant the right to be retained in the employ of the Company.

OTHER PROVISIONS.

Any expenses and liabilities incurred by the Board, the Committee or the Company in administering the Plan shall be paid by the Company.

Amounts paid to a Participant with respect to Awards under the Plan shall have no effect on the level of benefits provided to or received by such Participant, or the Participant’s estate or beneficiaries, as a part of any other employee benefit plan or similar arrangement provided by the Company, except as provided under the terms of such other employee benefit plan or similar arrangement.

The Plan and all actions taken under the Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflict of law principles thereof.

SECTION 409A OF THE CODE.

The Plan is intended to meet the requirements of Section 409A of the Code, and shall be interpreted and construed consistent with that intent. Notwithstanding any other provision of the Plan, to the extent that a Participant’s right to any payment hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be made in accordance with the following:

If the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Participant’s “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code (the “Separation Date”), then no such payment shall be made during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Participant’s death, if the earlier making of such payment would result in tax penalties being imposed on the Participant under Section 409A of the Code. The amount of any payment that would otherwise be made during this period shall instead be made on the first business day following the date that is six months following the Separation Date or, if earlier, the date of the Participant’s death.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., Eastern Time, on Sunday, June 14, 2009. Have your proxy card in hand when you access the web site and follow the DAVITA INC. instructions to obtain your records and to create an electronic voting instruction

601 HAWAII STREET form. EL SEGUNDO, CA 90245

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M14432-P81276 KEEP THIS PORTION FOR YOUR RECORDS

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DAVITA INC.

The Board of Directors recommends a vote

FOR all Nominees listed in Proposal 1. For Against Abstain

1. Election of Directors

1a. Charles G. Berg 0 0 0

1b. Willard W. Brittain, Jr. 0 0 0 The Board of Directors recommends a vote For Against Abstain FOR Proposal 2.

1c. Paul J. Diaz 0 0 0 2. Amendment and restatement of the DaVita Inc. 0 0 0 Executive Incentive Plan 1d. Peter T. Grauer 0 0 0 The Board of Directors recommends a vote FOR Proposal 3.

1e. John M. Nehra 0 0 0 3. Ratification of the appointment of KPMG LLP 0 0 0 as our independent registered public accounting firm for fiscal year 2009.

1f. William L. Roper, M.D. 0 0 0 1g. Kent J. Thiry 0 0 0 1h. Roger J. Valine 0 0 0 1i. Richard C. Vaughan 0 0 0 For address changes and/or comments, please check this box and 0 write them on the back where indicated.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, please indicate full title. Joint owners should each sign personally. All holders must sign. If a corporation, partnership or limited liability company, please sign in full corporate or partnership name, by authorized officer, partner or member.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS JUNE 15, 2009 TO OUR STOCKHOLDERS:

We will hold our 2009 annual meeting of the stockholders of DaVita Inc., a Delaware corporation, on Monday, June 15, 2009 at 4:00 p.m., Pacific Standard Time, at the Hyatt Regency San Francisco Airport, 1333 Bayshore Highway, Burlingame, California 94010, for the following purposes, which are further described in the accompanying Proxy Statement: (1) To vote upon the election of the nine directors identified in the attached Proxy Statement to our Board of Directors to serve for a term of one year or until their successors are duly elected and qualified; (2) To amend and restate the DaVita Inc. Executive Incentive Plan; (3) To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2009; and (4) To transact such other business as may properly come before the annual meeting or any adjournment thereof.

Our Board of Directors has fixed the close of business on April 20, 2009 as the record date for the determination of stockholders entitled to vote at the annual meeting or any meetings held upon adjournment of the annual meeting. Only holders of record of our common stock at the close of business on that day will be entitled to vote.

In accordance with rules and regulations adopted by the Securities and Exchange Commission, we are now providing access to our proxy materials over the Internet. Accordingly, we will mail, on or about May 4, 2009, a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners at the close of business on April 20, 2009. On the date of mailing of the Notice of Internet Availability of Proxy Materials, all stockholders of record and beneficial owners will have the ability to access the proxy materials on a website referred to and at the URL address included in the Notice of Internet Availability of Proxy Materials. These proxy materials will be available free of charge.

The Notice of Internet Availability of Proxy Materials will also identify the date, time and location of the annual meeting; the matters to be acted upon at the annual meeting and the Board of Directors’ recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a website where stockholders can request a paper or e-mail copy of the Proxy Statement, our Annual Report to Stockholders and a form of proxy relating to the annual meeting; information on how to access the form of proxy; and information on how to obtain directions to attend the annual meeting and vote in person.

We invite you to attend the annual meeting and vote in person. If you cannot attend, to ensure that you are represented at the annual meeting, please vote, at your earliest convenience, by telephone or Internet, or request a proxy card to complete, sign and date and return by mail.

If you attend the annual meeting, you may vote in person, even if you previously used the telephone or Internet voting systems, or mailed your completed proxy card. Please note that all votes cast via telephone or the Internet must be cast prior to 11:59 p.m., Eastern Time, on Sunday, June 14, 2009.

By order of the Board of Directors,

EI Segundo, California Jeffrey L. Miller

April 30, 2009 Vice President, Deputy General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M14433-P81276

DAVITA INC. PROXY

This Proxy is solicited on behalf of the Board of Directors of DAVITA INC.

The undersigned hereby appoints Kent J. Thiry, Jeffrey L. Miller and Corinna B. Polk, or any of them, the true and lawful attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of the Common Stock, $0.001 par value per share, of DAVITA INC., which the undersigned is entitled to vote at the annual meeting of the stockholders of DAVITA INC., to be held at 4:00 p.m., Pacific Standard Time, on June 15, 2009 at the Hyatt Regency San Francisco Airport, 1333 Bayshore Highway, Burlingame, California 94010, and any and all adjournments thereof, on the proposals set forth on the reverse side of this Proxy.

Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1, and FOR Proposals 2 and 3. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

In their discretion, Kent J. Thiry, Jeffrey L. Miller and Corinna B. Polk, or any of them, are authorized to vote upon such other matters as may properly come before the meeting.

All Proxies to vote at said meeting, or any adjournment heretofore given by the undersigned, are hereby revoked. Receipt of the Notice of Annual Meeting and Proxy Statement dated April 30, 2009 is hereby acknowledged.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side